Exhibit 99.3

Item 8.	Financial Statements and Supplementary Data
FISHER SCIENTIFIC INTERNATIONAL INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Fisher Scientific International Inc.
      We have audited the accompanying consolidated balance sheets of Fisher Scientific International Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and changes in stockholders’ equity and other comprehensive income for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fisher Scientific International Inc. and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
      As discussed in Note 18 to the financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”.
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
New York, New York
March 15, 2005 (July 11, 2005 as to the effect of the discontinued operations described in Notes 2 and 3 and the subsequent events described in Note 24)

FISHER SCIENTIFIC INTERNATIONAL INC.
STATEMENT OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

	(In millions, except per share data)
Sales	$4,627.3	$3,554.0	$3,238.4
Cost of sales	3,272.5	2,620.8	2,383.3
Selling, general and administrative expense	1,000.6	676.5	612.2
Impairment of goodwill	64.9	—	—
Restructuring charges (credits)	7.8	—	(2.2)

Operating income	281.5	256.7	245.1
Interest expense	104.8	84.8	91.3
Other (income) expense, net	(10.4)	77.7	12.3

Income before income taxes and cumulative effect of accounting change	187.1	94.2	141.5
Income tax provision	25.3	17.7	44.8

Income from continuing operations before cumulative effect of accounting change	161.8	76.5	96.7
Income from discontinued operations, net of tax of $0.7, $0.0, and $0.0 respectively	4.6	1.9	—
Cumulative effect of accounting change, net of tax	—	—	(46.1)

Net income	$166.4	$78.4	$50.6
Basic net income per common share:
Income from continuing operations	$1.88	$1.35	$1.77
Income from discontinued operations	0.05	0.03	—
Cumulative effect of accounting change	—	—	(0.84)

Net income	$1.93	$1.38	$0.93

Diluted net income per common share:
Income from continuing operations	$1.75	$1.26	$1.67
Income from discontinued operations	0.05	0.03	—
Cumulative effect of accounting change	—	—	(0.80)

Net income	$1.80	$1.29	$0.87

Weighted average common shares outstanding:
Basic	86.2	56.9	54.5

Diluted	92.2	60.6	57.9

See the accompanying notes to financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.
BALANCE SHEET

	December 31,

	2004	2003

	(In millions, except
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$162.5	$83.8
Accounts receivable, net	632.8	428.0
Inventories	622.4	352.6
Assets held for sale	94.2	92.6
Other current assets	264.5	139.7

Total current assets	1,776.4	1,096.7
Property, plant and equipment	785.4	438.4
Goodwill	3,756.9	932.6
Intangible assets	1,565.4	233.3
Other assets	206.1	159.8

Total assets	$8,090.2	$2,860.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$39.4	$12.0
Accounts payable	468.5	376.6
Liabilities held for sale	8.9	8.2
Accrued and other current liabilities	452.9	255.2

Total current liabilities	969.7	652.0
Long-term debt	2,309.2	1,386.1
Other liabilities	941.3	247.3

Total liabilities	4,220.2	2,285.4

Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.01 par value; 15,000,000 shares authorized, none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 118,928,952 and 63,218,083 shares issued; 118,673,977 and 62,955,438 shares outstanding at December 31, 2004 and 2003, respectively)	1.1	0.6
Capital in excess of par value	4,006.1	964.5
Accumulated deficit	(260.1)	(426.5)
Accumulated other comprehensive income	126.9	40.0
Treasury stock, at cost, (254,975 and 262,645 shares at December 31, 2004 and 2003, respectively)	(4.0)	(3.2)

Total stockholders’ equity	3,870.0	575.4

Total liabilities and stockholders’ equity	$8,090.2	$2,860.8

See the accompanying notes to financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.
STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Cash flows from operating activities:
Net income	$166.4	$78.4	$50.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	143.3	82.8	74.9
Call premiums and deferred financing charges	9.3	65.9	11.2
Deferred income taxes	(3.0)	(0.5)	36.1
Other noncash items	8.8	18.8	—
Gain on sale of investment	(22.7)	—	—
Impairment of goodwill	64.9	—	—
Cumulative effect of accounting change	—	—	46.1
Changes in working capital:
(Increase)/decrease in accounts receivables, net	35.0	(17.0)	(11.6)
Decrease in inventories	54.6	37.6	5.5
Increase in accounts payable	15.0	7.8	6.0
Increase in other assets	(38.1)	(59.7)	(34.4)
Increase/(decrease) in other liabilities	(40.7)	3.9	(25.1)

Cash provided by operating activities	392.8	218.0	159.3

Cash flows from investing activities:
Acquisitions, net of cash acquired	(336.1)	(672.0)	(61.1)
Capital expenditures	(93.4)	(80.2)	(43.9)
Other investing activities	22.5	(14.2)	(0.4)

Cash used in investing activities	(407.0)	(766.4)	(105.4)

Cash flows from financing activities:
Proceeds from sale of common stock	—	260.6	—
Proceeds from stock options exercised	136.0	19.8	6.4
Long-term debt proceeds	1,029.3	1,470.7	163.3
Long-term debt payments	(1,035.6)	(1,077.9)	(228.1)
Change in short-term debt, net	(5.8)	(16.2)	(26.4)
Debt financing costs	(26.9)	(29.5)	(9.8)
Call premiums	(13.8)	(43.8)	—

Cash provided by (used in) financing activities	83.2	583.7	(94.6)

Effect of exchange rate changes on cash and cash equivalents	9.7	9.7	4.4

Net change in cash and cash equivalents	78.7	45.0	(36.3)
Cash and cash equivalents — beginning of year	83.8	38.8	75.1

Cash and cash equivalents — end of year	$162.5	$83.8	$38.8

Supplemental Cash Flow Information:
Cash paid during the year for:
Income taxes, net of refunds	$31.6	$11.7	$15.6

Interest	$90.4	$93.1	$83.5

Fair value of equity securities issued in connection with the Apogent merger	$2,768.7	—	—

See the accompanying notes to financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
AND OTHER COMPREHENSIVE INCOME

							Accumulated
			Capital in				Other	Treasury Stock,
	Common Stock		Excess of	Shares	Shares To Be		Comprehensive	at cost			Other
			Par	Deposited	Distributed	Accumulated	Income				Comprehensive
	Shares	Amount	Value	In Trust	From Trust	Deficit	(Loss)	Shares	Amount	Total	Income

	(in millions, except share data)
Balance at January 1, 2002	54,194,484	$0.5	$661.1	$(50.6)	$50.6	$(555.5)	$(81.8)	36,606	$(1.0)	$23.3
Net income	—	—	—	—	—	50.6	—	—	—	50.6	$50.6
Foreign currency translation adjustment	—	—	—	—	—	—	48.8	—	—	48.8	48.8
Unrealized investment loss	—	—	—	—	—	—	(1.3)	—	—	(1.3)	(1.3)
Unrealized gain on cash flow hedges	—	—	—	—	—	—	1.3	—	—	1.3	1.3
Realization of losses on cash flow hedges	—	—	—	—	—	—	5.3	—	—	5.3	5.3
Minimum pension liability	—	—	—	—	—	—	(9.8)	—	—	(9.8)	(9.8)

Subtotal — other comprehensive income											$94.9

Proceeds from stock options	481,029	—	6.4	—	—	—	—	—	—	6.4
Tax benefit from stock options	—	—	8.9	—	—	—	—	—	—	8.9
Trust activity	—	—	—	16.6	(16.6)	—	—	—	—	—

Balance at December 31, 2002	54,675,513	0.5	676.4	(34.0)	34.0	(504.9)	(37.5)	36,606	(1.0)	133.5
Net income	—	—	—	—	—	78.4	—	—	—	78.4	$78.4
Foreign currency translation adjustment	—	—	—	—	—	—	69.2	—	—	69.2	69.2
Unrealized investment gain	—	—	—	—	—	—	1.8	—	—	1.8	1.8
Unrealized gain on cash flow hedges	—	—	—	—	—	—	0.5	—	—	0.5	0.5
Minimum pension liability	—	—	—	—	—	—	6.0	—	—	6.0	6.0

Subtotal — other comprehensive income											$155.9

Proceeds from issuance of common stock, net	6,634,526	0.1	260.5	—	—	—	—	—	—	260.6
Proceeds from stock options	1,908,044	—	19.8	—	—	—	—	—	—	19.8
Tax benefit from stock options	—	—	5.6	—	—	—	—	—	—	5.6
Acquisition of treasury stock	—	—	2.2	—	—	—	—	226,039	(2.2)	—
Trust activity	—	—	—	8.5	(8.5)	—	—	—	—	—

Balance at December 31, 2003	63,218,083	0.6	964.5	(25.5)	25.5	(426.5)	40.0	262,645	(3.2)	575.4
Net income	—	—	—	—	—	166.4	—	—	—	166.4	$166.4
Foreign currency translation adjustment	—	—	—	—	—	—	89.9	—	—	89.9	89.9
Unrealized investment gain	—	—	—	—	—	—	4.1	—	—	4.1	4.1
Unrealized loss on cash flow hedges	—	—	—	—	—	—	(4.3)	—	—	(4.3)	(4.3)
Minimum pension liability	—	—	—	—	—	—	(2.8)	—	—	(2.8)	(2.8)

Subtotal — other comprehensive income											$253.3

Acquisition of Apogent Technologies Inc. stock, net	50,634,510	0.5	2,868.6	—	—	—	—	—	—	2,869.1
Proceeds from stock options	5,074,800	—	136.0	—	—	—	—	—	—	136.0
Tax benefit from stock options	—	—	36.0	—	—	—	—	—	—	36.0
Shares issued upon conversion of debt	1,559	—	0.1	—	—	—	—	—	—	0.1
Acquisition of treasury stock	—	—	—	—	—	—	—	49,843	(3.0)	(3.0)
Trust activity	—	—	0.9	1.5	(1.5)	—	—	(57,513)	2.2	3.1

Balance at December 31, 2004	118,928,952	$1.1	$4,006.1	$(24.0)	$24.0	$(260.1)	$126.9	254,975	$(4.0)	$3,870.0

See the accompanying notes to financial statements.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 —	Nature of Operations
      Fisher Scientific International Inc. (“Fisher,” or “the Company”) was founded in 1902 and was incorporated as a Delaware corporation in 1991. The Company’s operations are conducted throughout North and South America, Europe, the Far East, Australia, the Middle East and Africa, directly or through one or more subsidiaries, joint ventures, agents or dealers. The Company’s operations are organized into the following three business segments:

1. Scientific products and services segment provides products and services primarily to entities conducting scientific research, including drug discovery and drug development, quality and process control and basic research and development. This segment manufactures and distributes a broad range of biochemicals and bioreagents; organic and inorganic chemicals; sera; cell culture media; sterile liquid-handling systems; microbiology media and related products; scientific consumable products, instruments and equipment; safety and personal protection products; and other consumables and supplies. Additionally, this segment provides services to pharmaceutical and biotechnology companies engaged in clinical trials, including specialized packaging, over-encapsulation, labeling and distribution for phase III and phase IV clinical trials, as well as combinatorial chemistry, custom-chemical synthesis, supply-chain management and a number of other services.

2. Healthcare products and services segment manufactures and distributes a wide array of diagnostic kits and reagents, equipment, instruments, medical devices and other consumable products to hospitals and group-purchasing organizations, clinical laboratories, reference laboratories, physicians’ offices and original equipment manufacturers located primarily in the U.S. This segment also provides outsourced manufacturing services for diagnostic reagents, calibrators and controls to the healthcare and pharmaceutical industries.

3. Laboratory workstations segment manufactures and sells laboratory workstations and fume hoods and provides lab-design services for pharmaceutical and biotechnology customers, colleges, universities and secondary schools, hospitals and reference labs.

Note 2 —	Summary of Significant Accounting Policies
      Principles of Consolidation — The financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.
      Discontinued Operations — Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the account balances and activities of Atos Medical AB (Atos) have been segregated and reported as discontinued operations for all periods presented. The divestiture of Atos is described in Note 3 — Business Combinations and Divestiture.
      Cash and Cash Equivalents — Cash and cash equivalents consist primarily of highly liquid investments with original maturities of three months or less at the date of acquisition. These investments are carried at cost, which approximates market value.
      Allowance for Doubtful Accounts — The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in the Company’s receivables determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.
      Inventories — Inventories are valued at the lower of cost or market, cost being determined principally by the first-in, first-out (“FIFO”) method with certain of the Company’s subsidiaries utilizing the last-in, first-out (“LIFO”) method. The Company periodically reviews quantities of inventories on hand and compares these amounts to the expected use of each product or product line. The Company records a charge to cost of sales for the amount required to reduce the carrying value of inventory to net realizable value. Costs associated with the procurement and warehousing of inventories, such as inbound freight charges, purchasing and receiving costs, and internal transfer costs, are included in the cost of sales line item within the statement of operations.
      Investments — Long-term investments in marketable equity securities that represent less than twenty percent ownership are marked to market at the end of each accounting period. Unrealized gains and losses are

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
credited or charged to other comprehensive income within shareholders’ equity for available for sale securities unless an unrealized loss is deemed to be other than temporary, in which case such loss is charged to earnings. At December 31, 2004, the Company had investments of $19.0 million classified as available for sale securities which were reported at fair value and included in other current assets within the balance sheet. Unrealized gains on available for sale securities, net of tax, included in accumulated other comprehensive income for the year ended December 31, 2004 was $3.7 million. Included in other assets are securities held in a rabbi trust for a supplemental nonqualified executive retirement program as more fully described in Note 17 — Employee Benefit Plans. These securities had a fair market value of approximately $34 million and $23 million at December 31, 2004 and 2003, respectively, and are classified as available for sale. Unrealized gains on these securities net of tax included in accumulated other comprehensive income for the year ended December 31, 2004 and 2003 were $0.4 million and $1.2 million, respectively.
      Other equity investments for which the Company does not have the ability to exercise significant influence and for which there is not a readily determinable market value are accounted for under the cost method of accounting. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting, such that they are recorded at the lower of cost or estimated net realizable value.
      For equity investments in which the Company owns or controls twenty percent or more of the voting shares, or over which it exerts significant influence over operating and financial policies, the equity method of accounting is used. The Company’s share of net income or losses of equity investments is included in the other (income) expense, net line item within the statement of operations and was not material in any period presented.
      Property, Plant and Equipment — Property, plant and equipment are recorded at cost. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the statement of operations. Depreciation is generally based upon the following estimated useful lives: buildings and improvements 5 to 30 years; machinery, equipment and other 3 to 10 years. Depreciation is computed using the straight-line method.
      Goodwill and Indefinite Lived Intangible Assets — Goodwill and indefinite-lived intangible assets are not amortized but instead reviewed for impairment and written down with a resulting charge to the results of operations in the period in which the recorded value of goodwill and indefinite-lived intangible assets exceeds its fair value. Fair value is determined using a combination of discounted cash flow and multiple of earnings valuation techniques. Our estimates are based upon historical trends, management’s knowledge and experience, and overall economic factors. The Company performs its annual test for indications of impairment as of October 31 each year — see Note 8 — “Goodwill and other Intangible Assets.” The Company performed an initial test to evaluate whether goodwill and indefinite-lived intangible assets were impaired as of January 1, 2002 and determined goodwill was impaired — see Note 18 — “Change in Accounting Principle.”
      Intangible Assets — Intangible assets with a finite useful life are amortized on a straight-line basis over their estimated useful lives, with periods ranging from 3 to 22 years
      Deferred Financing Fees — Deferred financing fees of $33.3 million and $24.9 million at December 31, 2004 and 2003, respectively, are included in other assets within the balance sheet and are amortized over the term of the related debt. During 2004, 2003 and 2002, the Company recorded as interest expense the amortization for deferred financing fees of $5.0 million, $3.9 million, and $4.5 million, respectively. Upon retiring debt, unamortized deferred financing fees are recognized in the other (income) expense, net line item within the statement of operations.
      Impairment of Long-Lived Assets — Property, plant and equipment and other long-term assets are reviewed for impairment whenever changes in circumstances indicate that the carrying amount may not be

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
recoverable. Impairment losses are charged to the statement of operations for the difference between the fair value and carrying value of the asset. During 2004, the Company recognized $2.6 million of impairment losses on long-lived assets. The assets determined to be impaired were tested for recovery based on circumstances whereby goodwill was impaired as a result of the Company’s annual test for indications of impairment. The impairment charge is reflected in selling, general and administrative expense on the statement of operations and has been included in the scientific products and services segment. No impairment losses were recorded on long-lived assets in 2003 or 2002.
      Accounts Payable — The Company maintains a zero balance cash management system for its U.S. accounts payable. Accordingly, included in accounts payable at December 31, 2004 and 2003, are $102.0 million and $64.0 million of checks that did not clear the bank, respectively.
      Environmental Remediation Costs — The Company is subject to laws and regulations relating to protecting the environment. Fisher provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated.
      Insurable Liabilities — The Company records liabilities for its workers’ compensation, product, general and auto liabilities up to pre-determined program deductibles subsequent to which risk of loss is transferred to the Company’s insurance carriers. The determination of these liabilities and related expenses is dependent on claims experience. For certain of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based on historical claims experience.
      Advertising — The Company expenses advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized over its expected period of future benefit, generally two years. Direct-response advertising consists of catalog production and mailing costs and amortization begins on the date the catalogs are mailed. Advertising expense, which includes internal employment costs for marketing personnel and amortization of capitalized direct-response advertising, was $72.2 million, $39.9 million and $37.5 million for the three years ended December 31, 2004, 2003, and 2002, respectively. Included in advertising expense was catalog amortization of $13.3 million, $14.3 million, and $14.5 million for 2004, 2003 and 2002, respectively, and $1.4 million of advertising expense related to the Company’s discontinued operation in 2004.
      Revenue Recognition — The Company records product revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss has been transferred to the customer and collectibility of the resulting receivable is reasonably assured. Title generally transfers at shipping point, however, full risk of loss is generally transferred to the customer upon delivery. Products are typically delivered without significant post-sale obligations to customers. When significant post-sale obligations exist, revenue recognition is deferred until the obligations are satisfied. Provisions for discounts, warranties, rebates to customers, returns and other adjustments are provided for in the period the related sales are recorded. Pharmaceutical outsourcing service revenues, which can consist of specialized packaging, warehousing and distribution of products, and arrangements with multiple elements, are recognized as each of the elements are provided. The Company recognizes revenue for each element based on the fair value of the element provided, which has been determined by referencing historical pricing policies when the element is sold separately. Other service revenue is recognized as the services are performed. Certain contracts associated with the Company’s laboratory workstation segment are recorded under the percentage-of-completion method of accounting. Changes in estimates to complete and revisions in overall profit estimates on percentage-of-completion contracts are recognized in the period in which they are determined.
      Research and Development — The Company expenses costs associated with the development of new products. Research and development expenses are charged to selling, general and administrative expenses and were $36.7 million, $11.8 million and $7.7 million for the years ended December 31, 2004, 2003 and 2002, respectively. Included in research and development expenses for 2004 and 2003 were $1.5 million and $0.5 million, respectively, of expenses related to the Company’s discontinued operation.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Income Taxes — The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires the asset and liability approach to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company establishes an estimated liability for federal, state and foreign income tax exposures that arise and meet the criteria for accrual under SFAS No. 5, “Accounting for Contingencies.” This liability addresses a number of issues for which the Company may have to pay additional taxes (and interest) when all examinations by taxing authorities are concluded. The liability amounts for such matters are based on an evaluation of the underlying facts and circumstances, a thorough research of the technical merits of the Company’s arguments, and an assessment of the chances of the Company prevailing in their arguments. Amounts not expected to be settled within one year are classified in other liabilities on the balance sheet.
      Stock-Based Compensation — The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”), an amendment of FASB Statement No. 123. Therefore, the Company has recognized compensation expense only for restricted stock units and similar awards as all options granted had an exercise price equal to the market value of the underlying stock on the date of grant. Had compensation expense for the Company’s stock option plans been determined based on the fair value at the grant date for awards under the Company’s stock plans, consistent with the methodology prescribed under SFAS No. 148, the Company’s net income and net income per common share would have approximated the pro forma amounts indicated below (in millions, except per share amounts):

	2004	2003	2002

Net income as reported	$166.4	$78.4	$50.6
Add: stock-based employee compensation included in reported net income, net of tax	0.8	—	—
Deduct: stock-based compensation expense determined using fair value based method for all awards, net of tax(a)	30.2	19.2	9.1

Net income, pro forma	$137.0	$59.2	$41.5

Net income per common share
As reported:
Basic	$1.93	$1.38	$0.93

Diluted	$1.80	$1.29	$0.87

Pro forma:
Basic	$1.59	$1.04	$0.76

Diluted	$1.48	$0.98	$0.72

(a)	Pro forma stock-based compensation expense includes $0.2 and $0.1 of compensation expense related to the Company’s discontinued operation (Atos) in 2004 and 2003, respectively. In conjunction with the sale of Atos, the Company accelerated the vesting of approximately 42,000 unvested options of Atos employees.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The fair value of the Company’s stock options included in the preceding pro forma amounts were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003	2002

Risk free interest rate	3.3%	2.8%	3.8%
Expected life of option	5 years	5 years	5 years
Volatility	39%	41%	47%
Expected dividend yield	0.0%	0.0%	0.0%
      Foreign Currency Translation — Assets and liabilities of the Company’s foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included as a component of accumulated other comprehensive income (“OCI”) within shareholders’ equity. Gains and losses resulting from foreign currency transactions are reported on the income statement line item corresponding with the transaction when recognized and were immaterial for all periods presented.
      Derivative Financial Instruments — The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the results of operations. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in accumulated other comprehensive income and are recognized in the results of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in the results of operations. For derivative instruments not designated as hedging instruments, changes in fair value are recognized in the results of operations in the current period.
      The nature of the Company’s business activities requires the management of various financial and market risks, including those related to changes in interest rates, foreign currency and commodity rates. The Company uses derivative financial instruments to mitigate or eliminate certain of those risks. The Company assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting prospectively. The Company does not hold derivatives for trading purposes.
      The Company uses interest-rate swap agreements in order to manage its exposure to interest rate risk. These interest rate swaps are designated as cash flow hedges of the Company’s variable rate debt. During the three years ended December 31, 2004, no ineffectiveness was recognized in the results of operations on these hedges. Amounts accumulated in OCI are reclassified into earnings as interest is accrued on the hedge transactions. The amounts accumulated in OCI will fluctuate based on changes in the fair value of the Company’s derivatives at each reporting period.
      The Company enters into forward currency and option contracts to hedge exposure to fluctuations in foreign currency rates. For foreign currency contracts that are designated as hedges, changes in the fair value are recorded in OCI to the extent of hedge effectiveness and are subsequently recognized in the results of operations once the forecasted transactions are recognized. For forward currency contracts not designated as hedges, changes in fair value are recognized in the results of operations in the current period. These changes in fair value are not material to the financial statements for any periods presented.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company enters into commodity swaps and option contracts to hedge exposure to fluctuations in commodity prices. For contracts that are designated as hedges, changes in the fair value are recorded in OCI to the extent of hedge effectiveness and are subsequently recognized in the results of operations once the forecasted transactions are recognized. For contracts not designated as hedges, changes in fair value are recognized in the results of operations in the current period. These changes in fair value are not material to the financial statements for any periods presented.
      Other Comprehensive Income — Other comprehensive income refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States are included in other comprehensive income, but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. The Company’s other comprehensive income is comprised of unrealized gains and losses on available-for-sale securities, unrealized losses on cash flow hedges, minimum pension liability and foreign currency translation adjustments.
      Earnings per Share — Basic net income per share is computed by dividing net income available for common stockholders by the weighted average number of shares of common stock outstanding during the period. Except where the result would be antidilutive, diluted net income per share is computed by dividing net income available for common stockholders by the weighted average number of shares of common stock outstanding, including potential common shares from the exercise of stock option and warrants, and conversion of convertible securities, using the treasury stock method. At December 31, 2004, the Company had $975 million of convertible notes outstanding. These notes and their conversion events are described in more detail in Note 10 — Debt. Upon conversion, the Company has the right to deliver, in lieu of common stock, cash or a combination of cash and common stock to settle the principal amount of the notes. These notes are included in our diluted EPS calculation under the “treasury stock method” when the average price of our stock for the period is greater than the conversion price. The Company applies the treasury stock method as it is our current intention to settle the principal portion of the notes in cash upon conversion. The conversion prices of our convertible notes are $47.46, $59.09 and $80.40 for our 2.50% convertible senior notes, floating rate convertible senior debentures and 3.25% convertible senior notes, respectively. Under the treasury stock method, only the shares required to settle the conversion premium are included in our weighted average shares outstanding. Based upon the application of the treasury stock method, 1.0 million shares were included in our 2004 weighted average share calculation.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table sets forth basic and diluted net income per share computational data for the years ended December 31, 2004, 2003 and 2002 (in millions, except per share amounts):

	2004	2003	2002

Net income available to common shareholders	$166.4	$78.4	$50.6

Weighted average common shares outstanding used in computing basic net income per common share	86.2	56.9	54.5
Dilutive securities:
Stock options(a)	5.0	3.7	3.4
Convertible notes	1.0	—	—

Weighted average common shares outstanding used in computing diluted net income per common share	92.2	60.6	57.9

Basic net income per common share	$1.93	$1.38	$0.93

Diluted net income per common share	$1.80	$1.29	$0.87

(a)	The weighted average amount of outstanding antidilutive common stock options excluded from the computation of diluted net income per common share was 0.9 million, 0.2 million and 1.3 million at December 31, 2004, 2003 and 2002, respectively.
      Use of Estimates — The preparation of the Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Significant estimates in these Financial Statements include the fair value and estimated lives of intangible assets assumed in business combinations, restructuring charges and credits, acquisition liabilities, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, fair values of financial instruments, estimated contract revenue and related costs, environmental remediation and legal liabilities, insurable liabilities, income taxes and tax valuation reserves, and the determination of discount and other rate assumptions for pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstance giving rise to such changes occur.
      Reclassifications — Certain reclassifications have been made to all periods presented in order to conform to the current year presentation.
Note 3 — Business Combinations and Divestiture

Merger with Apogent Technologies Inc.
      On August 2, 2004, the Company completed an approximately $3.9 billion combination with Apogent Technologies Inc. (“Apogent”) in a tax-free, stock-for-stock merger, which included the assumption of debt with a fair value of $1.1 billion. Apogent shareholders received 0.56 shares of Fisher common stock for each share of Apogent common stock they owned. Upon completion of the merger, Apogent became a wholly-owned subsidiary of Fisher. The results of Apogent have been included in the scientific products and services segment and the healthcare products and services segment from the date of acquisition.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company believes the combination of Fisher with Apogent may result in several strategic benefits, including providing the Company with an enhanced:

•	Life-science market position. The Company’s life-science footprint may grow substantially as a result of this combination. In addition, Apogent’s wide range of consumable products for protein-based research and other drug discovery applications may enhance the Company’s life-science portfolio.

•	Biopharma-production and diagnostic-reagent offering. The combination of Fisher with Apogent may strengthen the Company’s offerings in biopharma-production and diagnostic-reagents.

•	Global market presence. Apogent has manufacturing operations throughout the world that may complement and enhance the Company’s existing worldwide distribution and supply network.
      The Company also anticipates that the merger may result in several key financial benefits, including:

•	Enhanced margins. The Company expects higher-margin, proprietary products to approximate 60 percent of its total annual sales.

•	Synergy opportunities. The Company expects to achieve cost savings and other benefits in 2005 and beyond. These synergies may come from, among other things, facility consolidations, sourcing opportunities, administrative efficiencies and the elimination of duplicative marketing and distribution functions.

•	Earnings and revenue growth. The Company believes that its revenue and earnings may be enhanced as a result of the merger with Apogent.

•	Operating cash flow. The Company anticipates cash flow from operations may increase as a result of the merger and result in increased financial flexibility that may enhance the Company’s ability to pursue strategic growth opportunities.
      The following table summarizes the purchase by Fisher of the outstanding shares of Apogent common stock.

Aggregate value of stock consideration	$2,658.8
Value of Apogent stock options assumed by Fisher	109.9

Aggregate consideration	2,768.7
Tax benefit of Apogent stock options exercised	(22.7)

Net consideration	$2,746.0

      The value of the 50.6 million shares of Fisher common stock, $0.01 par value, issued in the merger for the acquisition of approximately 90.4 million shares of Apogent common stock outstanding on July 30, 2004 was based on $52.51 per share, which represents the five-day average closing price of Fisher’s common stock beginning two days prior to the merger announcement date of March 17, 2004. The estimated fair value, based upon a Black-Scholes valuation, of Fisher’s stock options issued for the conversion of approximately 11.2 million of Apogent stock options outstanding on July 30, 2004 was calculated based on a price of $52.51 per share. The Company also acquired 49,843 shares of common stock deposited in treasury stock in a non-cash exchange. The allocation of the purchase price paid by the Company includes $45 million of direct merger costs, $14.2 million of termination benefits and $3.5 million of other exit costs. Through December 31, 2004, $33.6 million of the direct merger costs, $4.4 million of termination benefits, and $0.3 million of other exit costs were paid by the Company. The $14.2 million of termination benefits primarily represents costs to involuntarily terminate employees associated with Apogent’s corporate headquarters and other certain facilities. The activities associated with involuntary termination of such employees is expected to be completed by December 31, 2005. The $3.5 million of other exit costs is primarily comprised of contract termination costs. These costs include the exit of certain non-cancelable leases that include payments through 2009. The unpaid direct merger, termination benefits and exit costs outstanding as of December 31, 2004 have been classified in accrued and other current liabilities in the balance sheet.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the allocation of purchase price to the estimated fair values of the assets acquired and liabilities assumed as of August 2, 2004, the date of the merger, in accordance with SFAS 141. The Company’s initial allocation was based on a preliminary evaluation whereby data gathering was ongoing and represented management’s good faith best estimates based on the data then available. As a result, the initial allocation of purchase price has been revised and the evaluation process is substantially completed, with the remaining allocation to be completed primarily related to finalizing the value of liabilities assumed in connection with certain leased facilities. The amount allocated to goodwill is non-deductible for tax purposes.

(In millions)
Current assets	$671.2
Property, plant, and equipment	292.7
Intangible assets	1,225.1
In-process research and development	2.4
Goodwill	2,529.2
Other assets	17.3

Total assets acquired	4,737.9

Current liabilities	272.7
Long-term debt	1,061.9
Other liabilities	657.3

Total liabilities assumed	1,991.9

Net assets acquired	$2,746.0

      The estimated fair value of long-term debt assumed as of August 2, 2004 is comprised of the following Apogent debt securities.

•	The Company assumed $250 million aggregate principal amount of the 6 1/2% senior subordinated notes due 2013 (the “6 1/2% Notes”). The 6 1/2% Notes were recorded at a fair value of $276.9 million based upon the tender price for the notes, which was $1,107.50 in cash per $1,000 principal amount, plus accrued and unpaid interest. The tender price is assumed to be equal to the market price. The 6 1/2% Notes were tendered and a consent was given to amend the indenture for any notes that remained outstanding to eliminate restrictive covenants in that indenture. The cash tender offer was completed concurrently with the merger.

•	The Company assumed $300 million aggregate principal amount of 2.25% Senior Convertible Contingent Debt Securities due 2021 (the “2.25% CODES”). The 2.25% CODES were recorded at a fair value of $335.4 million based upon the market price for the debt security at July 30, 2004, reflecting a premium of $33.9 million and a liability of $1.5 million for exchange fees to be paid. The Company determined that the premium was due to the equity conversion feature of the debt and recorded the amount of the premium to capital in excess of par value.

•	The Company assumed $345 million aggregate principal amount of Floating Rate Senior Convertible Contingent Debt Securities due 2033 (the “Floating Rate CODES”). The Floating Rate CODES were recorded at a fair value of $426.3 million based upon the market price for the debt security at July 30, 2004, reflecting a premium of $77.5 million and a liability of $3.8 million for exchange and consent solicitation fees to be paid. The Company determined that the premium was due to the equity conversion feature of the debt and recorded the amount of the premium to capital in excess of par.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

•	The Company assumed $7 million of remaining aggregate principal amount of 8% senior notes due 2011 (the “8% Notes”). The 8% Notes were recorded at a fair value of $7.6 million based upon the market value for the debt security at July 30, 2004, reflecting a premium of $0.6 million.

•	The Company assumed sale/ leaseback obligations of $10.5 million. The obligations were recorded at a fair value of $15.7 million based upon third-party appraisals. The Company has also recorded an estimated liability of approximately $11 million pertaining to a put feature associated with these obligations whereby the Company could be obligated to purchase the associated facilities at a price based upon a prescribed calculation methodology in the lease agreement. This liability is based on management’s current best estimate and is subject to revision.
      The allocation of purchase price also includes $5.5 million for an asset held for sale recorded at fair value less cost to sell and has been included in property, plant and equipment but not depreciated. This asset was not considered to be a productive asset to the operations of the combined company and was being actively marketed for immediate sale. The sale of this asset was consummated during the three months ended March 31, 2005.
      The initial allocation of purchase price has been revised for an increase in the allocation to identifiable intangible assets. Identifiable intangible assets total approximately $1,225.1 million. The Company made a corresponding revision to other liabilities to reflect the corresponding deferred tax liability. The Company’s estimated value of intangible assets relates to trademarks, trade names, customer relationships, supplier agreements and developed technology.
      The following table summarizes the allocation of the estimated fair values to identified amortizable intangible assets acquired (in millions):

	Fair	Weighted-Average
	Value	Life

Customer relationships	$226.1	20.9
Developed technology	175.5	9.4
Supplier arrangements	5.8	10.0
Other amortizable intangible assets	0.6	2.0

	$408.0	15.7

      The Company also allocated $817.1 million to trademarks with an indefinite-life.
      The Company has also revised its initial allocation of purchase price to allocate $2.4 million to in-process research and development, which represents an estimate of the fair value of purchased in-process technology for research projects that, as of the date of the merger, had not reached technological feasibility and have no alternative future use. This amount was recorded as research and development expense and is included in selling, general and administrative expenses on the statement of operations for the year ended December 31, 2004.
      The following unaudited pro forma financial information presents the results of operations as if the Apogent merger had occurred at the beginning of 2003. Amortization of the acquired intangibles is included on a straight-line basis and both periods include a charge for the step-up of inventory to fair value in the amount of $74.3 million ($48.3 million net of tax). The pro forma results exclude sales and net income of $35.4 million and $4.6 million, and $10.4 million and $1.9 million for 2004 and 2003, respectively, pertaining to the Company’s discontinued operation. This unaudited pro forma information does not purport to indicate the

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future.

	Year Ended
	December 31,

	2004	2003

Sales	$5,237.5	$4,509.3
Net income	$219.3	$97.7
Net income per common share:
Basic	$1.90	$0.91
Diluted	$1.78	$0.86

Acquisition of Oxoid Group Holdings Limited
      On March 1, 2004, the Company acquired Oxoid Group Holdings Limited (“Oxoid”) to further expand the Company’s Life Science Product Portfolio. Oxoid is a United Kingdom-based manufacturer of microbiological culture media and other diagnostic products that test for bacterial contamination. The purchase price was approximately $330 million and was funded through the sale of an initial $300 million principal amount of 3.25% convertible senior notes and borrowings under the Company’s accounts receivable securitization facility and revolving credit facilities. The results of Oxoid have been included in the scientific products and services segment from the date of acquisition.
      The following table summarizes the allocation of the estimated fair values to identified amortizable intangible assets acquired (in millions):

	Fair	Weighted-Average
	Value	Life

Customer relationships	$26.4	25.0
Non-competition agreements	0.4	1.0
Developed technology	6.9	7.1
Supplier arrangements	7.4	9.9
Other amortizable intangible assets	1.6	3.0

	$42.7	18.4

      The Company allocated $213 million to goodwill, which is non-deductible for tax purposes. The Company also allocated $72.2 million to trademarks with an indefinite-life.
      The following unaudited pro forma financial information presents the results of operations as if the Oxoid acquisition had occurred at the beginning of 2003. The pro forma results exclude sales and net income of $35.4 million and $4.6 million, and $10.4 million and $1.9 million for 2004 and 2003, respectively, pertaining to the Company’s discontinued operation. The unaudited pro forma financial information is provided for information purposes only and does not purport to be indicative of the Company’s results of operations that would actually have been achieved had the acquisition been completed for the period presented, or that may be achieved in the future (in millions, except per share amounts).

	Year Ended
	December 31,

	2004	2003

Sales	$4,656.9	$3,710.0
Net income	$163.6	$80.0
Net income per common share:
Basic	$1.90	$1.41
Diluted	$1.77	$1.32

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Acquisition of Dharmacon, Inc.
      On April 1, 2004, the Company acquired Dharmacon, Inc. (“Dharmacon”) to further expand the Company’s Life Science Product Portfolio. Dharmacon focuses on RNA technologies, including RNA interference and small interfering RNAi; which are tools for life-science research that increase the efficiency of the drug discovery process. The purchase price was approximately $80 million of cash. In connection with this transaction, exercisable options to purchase Dharmacon common stock were converted at fair market value into the right to receive 57,713 shares of Fisher common stock, issued from treasury stock. The results of Dharmacon have been included in the scientific products and services segment from the date of acquisition.
      The following table summarizes the allocation of the estimated fair values to identified amortizable intangible assets acquired (in millions):

		Weighted-Average
	Fair Value	Life

Customer relationships	$3.1	10.0
Non-competition agreements	0.3	2.0
Developed technology	8.1	9.3

	$11.5	9.3

      The Company allocated $60.6 million to goodwill, which is non-deductible for tax purposes. The Company also allocated $11.5 million to trademarks with an indefinite-life.

Acquisition of Perbio Science AB
      On September 8, 2003, the Company acquired the outstanding stock of Perbio Science AB (“Perbio”), a Swedish public company, in a public tender offer pursuant to the rules of the Stockholm Stock Exchange. Perbio manufactures and sells consumable tools for protein-related research and protein-based biopharma drug production. The purchase price was approximately $689 million in cash plus assumed net debt of approximately $44 million. The Perbio acquisition was financed principally through the sale of $300 million principal amount of 2.50% convertible senior notes, the issuance and sale of $150 million principal amount of 8% senior subordinated notes and the borrowing of an additional $250 million of term loans under the Company’s senior credit facility. The Bioresearch and Cell Culture divisions of Perbio have been included in the scientific products and services segment and the medical device division of Perbio has been included in the healthcare products and services segment from the date of acquisition.
      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the Perbio acquisition at the date of the acquisition net of cash and debt acquired.

(In millions)

Current assets	$145.5
Property, plant and equipment	62.5
Intangible assets	112.0
Goodwill	518.1

Total assets acquired	838.1

Current liabilities	47.4
Other liabilities	50.1

Total liabilities assumed	97.5

Net assets acquired	$740.6

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The allocation of the Perbio purchase price resulted in an allocation to identifiable intangible assets of $112.0 million. The Company valued intangible assets related to trademarks, tradenames, customer lists, supplier agreements and developed technology. A majority of the intangible assets acquired relate to trademarks and trade names.
      The following table summarizes the allocation of the estimated fair values of identified amortizable intangible assets acquired (in millions):

		Weighted-Average
	Fair Value	Life

Customer relationships	$22.8	5.0
Developed technology	16.6	5.7
Other amortizable intangible assets	8.3	8.0

	$47.7	5.8

      The Company also allocated $64.3 million to trademarks with an indefinite-life.
      The following unaudited pro forma financial information presents the results of operations as if the Perbio acquisition had occurred at the beginning of 2003. The pro forma results exclude sales and net income of $10.4 million and $1.9 million, respectively, pertaining to the Company’s discontinued operation. The unaudited pro forma financial information is provided for information purposes only and does not purport to be indicative of the Company’s results of operations that would actually have been achieved had the Perbio acquisition been completed for the periods presented, or that may be achieved in the future (in millions, except per share amounts).

Year Ended
December 31, 2003

Sales	$3,722.3
Net income	$74.3
Net income per common share
Basic	$1.31
Diluted	$1.23
      In November 2002, the Company acquired Maybridge Chemical Holdings Limited (“Maybridge”) and Mimotopes Pty. Limited (“Mimotopes”.) Maybridge is a United Kingdom-based provider of organic compounds and combinatorial libraries for use in drug discovery. Mimotopes is an Australia-based manufacturer of custom peptides and peptide libraries used in conducting scientific research. These acquisitions had an aggregate purchase price of $53.2 million and were funded with cash on hand. The results of Maybridge and Mimotopes have been included in our scientific products and services segment from their respective dates of acquisition.
      In July 2002, the Company acquired a Netherlands-based distributor operating under the names Retsch and Emergo. Retsch and Emergo are distributors of instruments, equipment and supplies to the scientific research and industrial markets. The net purchase price of $7.9 million was funded with cash on hand. The results of Retsch and Emergo have been included in the scientific products and services segment from the date of acquisition.
      In April 2002, the Company acquired an additional interest in Medical Analysis Systems, Inc. (“MAS”), increasing the Company’s existing ownership interest in MAS acquired in June 2001, to 91%. In September 2002, the Company caused MAS to merge with and into a wholly owned merger subsidiary of the Company. The results of MAS have been included in the healthcare products and services segment from the date of acquisition.

Divestiture

     On March 7, 2005, the Company entered into a definitive agreement to sell all of the capital stock of Atos Medical Holding AB (Atos), a manufacturer of ear, nose and throat medical devices, for approximately $110.0 million in cash. The sale was completed on April 5, 2005. Atos was acquired in September 2003 in connection with the Company’s acquisition of Perbio Science AB and the results of Atos previously have been included in our healthcare products and services segment. The Company realized a gain on the sale of Atos of $16.7 million, net of tax.

     The following table presents balance sheet information pertaining to Atos, which are classified as assets and liabilities held for sale (in millions):

	December 31,	December 31,
	2004	2003
Accounts receivable, net	$3.8	$4.7
Inventories	3.3	2.8
Other current assets	1.7	0.6
Property, plant, and equipment	3.2	2.5
Goodwill	75.8	74.3
Intangible assets	6.4	7.7

Total assets	$94.2	$92.6

Accounts payable	1.7	1.1
Accrued and other current liabilities	5.2	5.0
Other liabilities	2.0	2.1

Total liabilities	$8.9	$8.2

     Summarized statement of operations data for discontinued operations is as follows:

	2004	2003
Sales	$35.4	$10.4
Income before taxes	5.3	1.9
Provision for income taxes	0.7	—
Income from discontinued operations, net of tax	$4.6	$1.9

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 4 —	Accounts Receivable
      The following is a summary of accounts receivable at December 31, 2004 and 2003 (in millions):

	2004	2003

Gross accounts receivable	$659.9	$464.6
Allowance for doubtful accounts	(27.1)	(36.6)

Accounts receivable, net	$632.8	$428.0

      In February 2004, the Company amended its existing receivables securitization facility (“2004 Receivables Securitization”) extending the facility’s maturity date to February 2005. The $225 million facility provides for the sale, on a revolving basis, of all of the accounts receivable of Cole-Parmer Instrument Company, Fisher Clinical Services Inc., Fisher Hamilton L.L.C. and Fisher Scientific Company L.L.C. to FSI Receivables Company LLC (“FSI”), a special purpose, bankruptcy remote indirect wholly owned subsidiary of the Company. On the same date, FSI and the Company, as servicer, entered into a receivables transfer agreement with certain financial institutions that provides for the transfer on a revolving basis of an undivided percentage ownership interest in a designated pool of accounts receivable up to a maximum amount of $225 million. During 2004 and 2003, the Company collected and reinvested, on a revolving basis, approximately $360 million and $57 million of receivables, respectively. Due to the short-term nature of the receivables, the Company’s retained interest in the pool during the year is valued at historical cost which approximates fair value. The effective funded interest rate on the 2004 Receivables Securitization was a commercial paper rate plus a usage fee of 45 basis points. The unfunded annual commitment fee for the 2004 Receivables Securitization was 25 basis points. The Company recorded $1.6 million, $0.9 million and $1.8 million of losses on the sale of receivables as interest expense during the years ended December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004 and 2003 there were no amounts outstanding under the facility and the unutilized capacity of the facility was $207.2 million and $186.0 million, respectively.
      On February 4, 2005 the Company amended its existing $225 million 2004 Receivables Securitization facility extending the facility’s maturity date to February 2008. The effective funded interest rate on the amended Receivables Securitization is a commercial paper rate plus a usage fee of 60 basis points. The unfunded annual commitment fee changed from 25 basis points to 30 basis points.
Note 5 — Inventories
      Inventories consisted of the following as of December 31, 2004 and 2003 (in millions):

	2004	2003

Raw materials	$136.0	$63.0
Work in process	65.3	22.5
Finished goods	421.1	267.1

Total	$622.4	$352.6

      The value of inventory maintained using the LIFO method was $128.5 million and $141.4 million, which was below estimated replacement cost by approximately $36.7 million and $34.8 million for the years ended December 31, 2004 and 2003, respectively. The value of inventory maintained using the FIFO method was $493.9 million and $211.2 million as of December 31, 2004 and 2003, respectively, which excludes $3.3 million and $2.8 million of inventory related to the Company’s discontinued operation.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 6 —	Other Current Assets
      The following is a summary of other current assets as of December 31, 2004 and 2003 (in millions):

	2004	2003

Deferred income taxes	$162.4	$93.5
Other	102.1	46.2

Total	$264.5	$139.7

Note 7 —	Property, Plant and Equipment
      The following is a summary of property, plant and equipment by major class of asset as of December 31, 2004 and 2003 (in millions):

	2004	2003

Land, buildings and improvements	$485.2	$324.5
Machinery, equipment and other	649.8	378.8

Total	1,135.0	703.3
Accumulated depreciation	(349.6)	(264.9)

Property, plant and equipment, net	$785.4	$438.4

      Depreciation expense from continuing operations, including amortization of assets under capital leases, was $91.4 million, $52.9 million and $47.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 8 —	Goodwill and Other Intangible Assets
      The following is a reconciliation of changes in the carrying amounts of goodwill by segment for the year ended:

	Scientific	Healthcare
	Products	Products	Laboratory
	and Services	and Services	Workstations	Total

Balance as of December 31, 2003	$803.5	$76.1	$53.0	$932.6
Acquisitions	1,805.8	995.5	—	2,801.3
Impairment of goodwill	(11.9)	—	(53.0)	(64.9)
Adjustments and allocations	43.4	4.9	—	48.3
Effect of foreign currency	39.4	0.2	—	39.6

Balance as of December 31, 2004	$2,680.2	$1,076.7	$—	$3,756.9

      The Company performed its annual test for indications of goodwill impairment as of October 31, 2004. As a result, the Company recorded a noncash charge of $64.9 million on a separate line in the statement of operations. The scientific products and services and laboratory workstations segment accounted for $11.9 million and $53.0 million of the charge, respectively.
      The laboratory workstations segment is sensitive to changes in capital spending. Due to the timing of projects and slower market demand for smaller projects, sales growth was less than forecasted, resulting in decreased profitability. The impairment charge for a reporting unit within the scientific products and services segment was due to the shut down of an operation as the Company was able to identify a lower cost sourcing alternative. The Company utilized a combination of an income approach and a market approach for

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
determining fair value of its reporting units. As of October 31, 2003 and 2002, there were no impairments of goodwill.
      The following is a summary of other intangible assets subject to amortization at December 31, 2004 and 2003 (in millions):

	2004	2003

Customer relationships (net of accumulated amortization of $20.4 million and $9.9 million at December 31, 2004 and 2003, respectively)	$279.0	$35.4
Non-compete agreements (net of accumulated amortization of $21.5 million and $18.3 million at December 31, 2004 and 2003, respectively)	0.5	3.2
Patents and tradenames (net of accumulated amortization of $9.0 million and $8.4 million at December 31, 2004 and 2003, respectively)	9.4	8.5
Developed technology (net of accumulated amortization of $15.9 million and $2.7 million at December 31, 2004 and 2003, respectively)	192.0	14.4
Supplier arrangements (net of accumulated amortization of $2.8 million and $0.6 million at December 31, 2004 and 2003, respectively)	18.3	7.7
Other amortizable intangible assets (net of accumulated amortization of $7.6 million and $7.4 million at December 31, 2004 and 2003, respectively)	21.8	24.0

Amortizable intangible assets, net of accumulated amortization	$521.0	$93.2

      The Company’s annual test for impairment of goodwill resulted in the recording of a goodwill impairment charge. As a result, the Company evaluated its other intangible assets for impairment and recorded a noncash charge of $0.8 million on the selling, general and administrative line of the statement of operations and related to the scientific products and services segment.
      For the years ended December 31, 2004, 2003 and 2002, the Company recorded amortization expense of $31.3 million, $11.6 million and $8.1 million, respectively, related to other amortizable intangible assets, excluding amortization from discontinued operations. Amortization expense related to other intangible assets from discontinued operations for 2004 and 2003 was $1.3 million and $0.5 million, respectively.
      The estimated amortization expense for each of the five succeeding years and thereafter is as follows (in millions):

For the Year Ended December 31,

2005	$47.7
2006	46.4
2007	44.1
2008	43.0
2009	40.8
thereafter	299.0
      As of December 31, 2004 and 2003, the Company had indefinite-lived intangible assets in the scientific products and services segment of $859.0 million and $130.8 million, respectively. As of December 31, 2004 and 2003, the Company had indefinite-lived intangible assets in the healthcare products and services segment of $185.4 million and $9.3 million, respectively. Indefinite-lived intangible assets consist of trademarks and trade secrets acquired through the Company’s acquisitions of Cole-Parmer and MAS in 2001, Maybridge in 2002, Perbio in 2003 and Apogent, Oxoid and Dharmacon in 2004.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 9 —	Accrued and Other Current Liabilities
      The following is a summary of accrued and other current liabilities as of December 31, 2004 and 2003 (in millions):

	2004	2003

Wages and benefits	$102.2	$75.8
Interest	31.5	16.4
Other	319.2	163.0

Total	$452.9	$255.2

Note 10 —	Debt
      The following is a summary of debt obligations as of December 31, 2004 and 2003 (in millions):

	2004	2003

Term Facility	$393.0	$—
Prior credit facility	—	440.0
Other debt	60.8	36.6
2.50% Convertible Senior Notes, due 2023, convertible at $47.46 per share	300.0	300.0
Floating Rate Convertible Senior Debentures, due 2033, convertible at $59.09 per share	344.6	—
3.25% Convertible Senior Subordinated Notes, due 2024, convertible at $80.40 per share	330.0	—
8 1/8% Senior Subordinated Notes, due 2012 (includes $5.9 million and $6.4 million of unamortized debt premium as of December 31, 2004 and December 31, 2003, respectively)	309.9	310.4
8% Senior Subordinated Notes, due 2013 (includes $10.3 million and $11.1 million of unamortized debt premium as of December 31, 2004 and December 31, 2003, respectively)	310.3	311.1
6 3/4% Senior Subordinated Notes, due 2014	300.0	—

Total debt	2,348.6	1,398.1
Less: short-term portion	(39.4)	(12.0)

Total long-term debt	$2,309.2	$1,386.1

      In connection with the Apogent merger on August 2, 2004, the Company entered into a new credit facility (the “New Credit Facility”). The New Credit Facility consists of (i) a $500 million revolving credit facility (the “New Revolving Credit Facility”) and (ii) a $700 million term loan facility (the “New Term Loan Facility”) in three tranches: (a) a $250 million tranche (“Tranche A-1”), (b) a $300 million tranche (“Tranche A-2”) and (c) a $150 million tranche (“Tranche B”). In addition, the Company has the ability, upon satisfaction of certain conditions, to request incremental term loans from the lenders under the New Credit Facility. The Tranche A-2 loan was unfunded at the closing of the New Credit Facility and the lenders’ commitment to fund the Tranche A-2 loan was originally scheduled to expire on December 31, 2004. On December 29, 2004, the Company amended the New Credit Facility to extend the term of this commitment through December 31, 2005 and lower the interest rate on commitments and borrowings under the New Credit Facility. Proceeds from the New Term Facility were used to repay the Company’s prior credit facility.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The loans under the New Revolving Credit Facility, the Tranche A-1 loan and the Tranche A-2 loan bear interest at the Company’s election at either (a) LIBOR plus a margin of between 0.625% and 1.50% per annum or (b) Prime Rate (or if it is greater, Federal Funds Rate plus 0.500%) plus a margin of between 0.000% and 0.500%, depending in each case on the Company’s ratings. The Tranche B loan bears interest at the Company’s election at either (a) LIBOR plus a margin of 1.500% or 1.750% per annum or (b) Prime Rate (or if it is greater, Federal Funds Rate plus 0.500%) plus a margin of 0.500% or 0.750%, depending in each case on the Company’s ratings. The Company’s weighted average borrowing rate for all term loan debt for the year ended December 31, 2004, including the term loan debt refinanced with the New Credit Facility, was 3.2%. Commitment fees are payable on the unborrowed amounts of the New Revolving Credit Facility at a rate of between 0.175% and 0.375% per annum depending on the Company’s credit ratings, while such commitments remain outstanding. Commitment fees are payable on the unborrowed amount of the Tranche A-2 loan at a rate of 0.250% per annum, while such commitment remains outstanding. As of December 31, 2004, $761.9 million of borrowings were available under the New Revolving Credit Facility and the Tranche A-2 facility.
      The commitments under the New Revolving Credit Facility expire, and the loans outstanding thereunder mature, on August 2, 2009. The Tranche A-1 loan requires the Company to make quarterly repayments of principal equal to approximately $3.1 million from September 30, 2004 through June 30, 2005; approximately $4.4 million from September 30, 2005 through June 30, 2006; approximately $6.3 million from September 30, 2006 through June 30, 2008; and $42.5 million from September 30, 2008 through March 31, 2009 and on the maturity date of the Tranche A-1 loan, August 2, 2009. The Tranche B loan requires the Company to make quarterly repayments of principal equal to approximately $0.4 million from September 30, 2004 through June 30, 2010 and approximately $35.3 million from September 30, 2010 through March 31, 2011 and on the maturity date of the Tranche B loan on August 2, 2011.
      The Company’s obligations under the New Credit Facility are secured by a pledge of the stock or other ownership interests of the Company’s material domestic subsidiaries and 65% of the stock or other ownership interests of the Company’s material foreign subsidiaries. The Company’s obligations under the New Credit Facility are guaranteed by all of the Company’s material domestic subsidiaries (excluding FSI Receivables Company LLC and any material domestic subsidiaries of Apogent), and these guarantees are secured by a pledge of the stock or other ownership interests of their material domestic subsidiaries and 65% of the stock or other ownership interests of their material foreign subsidiaries. The Company’s debt obligations restrict, among other things, the ability of the Company and its subsidiaries to (a) incur more debt, (b) grant liens, (c) make loans, investments or pay dividends or make certain other restricted payments to the Company’s stockholders, (d) enter into mergers, acquisitions and other business combinations, (e) voluntarily prepay certain debt of the Company or its subsidiaries, (f) sell or transfer assets, (g) enter into transactions with affiliates, and other various covenants that are customary for similar obligations. The Company is in compliance with all covenants at December 31, 2004. The financial covenants for 2005 and beyond are as follows:
      Consolidated Interest Expense Coverage Ratio. We cannot permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters, to be less than a ratio of 3.00 to 1.00.
      Total Leverage Ratio. We cannot permit the ratio of (a) Consolidated Funded Indebtedness as of the last day of any fiscal quarter to (b) Consolidated EBITDA for the most recent four consecutive fiscal quarters ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

January 1, 2005 through December 31, 2005	4.25 to 1.00
Thereafter	3.75 to 1.00

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Senior Leverage Ratio. We cannot permit the ratio of (a) Consolidated Funded Indebtedness (excluding Subordinated Indebtedness) as of the last day of any fiscal quarter to (b) Consolidated EBITDA for the most recent four consecutive fiscal quarters ending during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio

January 1, 2005 through December 31, 2005	3.25 to 1.00
Thereafter	3.00 to 1.00
      In connection with the Apogent merger, Fisher assumed $250 million aggregate principal amount of the 6 1/2% senior subordinated notes due 2013 (the 6 1/2% Notes”). The 6 1/2% Notes were recorded at a fair value of $276.9 million, representing a premium of $26.9 million. On August 3, 2004, Apogent completed a cash tender offer for the $250 million aggregate principal amount of its 6 1/2% Notes. Apogent accepted for payment $249.6 million aggregate principal amount representing 99.8 percent of the outstanding principal amount of the 6 1/2% Notes. The purchase price for the notes was $1,107.50 in cash per $1,000 principal amount, plus accrued and unpaid interest. A concurrent consent solicitation amended the indenture for any 6 1/2% Notes that remained outstanding to eliminate certain restrictive covenants in that indenture.
      On August 3, 2004, the Company sold $300 million principal amount of 6 3/4% senior subordinated notes. Interest on the notes is payable February 15 and August 15 of each year. The notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior debt, including debt under the New Credit Facility, the floating rate convertible senior debentures and the 2.50% convertible senior notes. The notes rank equally in right of payment with other senior subordinated debt.
      The proceeds from the sale of the 6 3/4% senior subordinated notes, together with a portion of the Company’s available cash and borrowings under the New Credit Facility were used to repay Apogent’s 6 1/2% senior subordinated notes (including tender premium and consent fee), repay amounts outstanding under the prior credit facility and to pay fees and expenses related to the merger with Apogent, financings and related transactions.
      In connection with the Apogent merger, Fisher assumed $345.0 million aggregate principal amount of Floating Rate Senior Convertible Contingent Debt Securities due 2033 (the “Floating Rate CODES”). The Floating Rate CODES were recorded at an initial fair value of $426.3 million based upon their market price at July 30, 2004, representing a premium of $77.5 million and a liability of $3.8 million for exchange and consent solicitation fees to be paid. The Company determined that the premium was due to the equity conversion feature of the debt and, accordingly, reclassified the premium to capital in excess of par value. On August 3, 2004 Apogent completed its exchange offer for the Floating Rate CODES, which aligned the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt and consent solicitation to not register the notes as required per the original registration rights requirement. 99.9 percent of the outstanding principal amount of the Floating Rate CODES were tendered for exchange with a like principal amount of Floating Rate Convertible Senior Debentures, and an exchange and consent solicitation fee totaling 1.10 percent of the principal amount of the securities tendered was paid. Neither Fisher nor Apogent received any proceeds from the issuance of the new debentures in the exchange offer.
      Interest on the Floating Rate Convertible Senior Debentures is payable on March 15, June 15, September 15 and December 15 of each year, at an annual rate of LIBOR minus 1.25%. In addition, under certain circumstances additional amounts of contingent interest will be payable commencing with the quarterly interest period beginning December 15, 2009. The notes may be converted into shares of the Company’s common stock under the following circumstances: (1) during any fiscal quarter if the closing sale price of the Company’s common stock for at least 20 trading days in the period of the 30 consecutive trading days ending on the last day of the preceding fiscal quarter was more than 130% of the then current conversion price; (2) the Company has called the notes for redemption; (3) the Company distributes to all or

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
substantially all holders of the Company’s common stock rights entitling them to purchase common stock at less than the closing sale price of the Company’s common stock on the day preceding the declaration for such distribution; (4) the Company distributes to all or substantially all holders of the Company’s common stock cash or other assets, debt securities or certain rights to purchase its securities, which distribution has a per share value exceeding 5% of the closing sale price of the Company’s common stock on the day preceding the declaration for such distribution; (5) during any period in which (a) the credit rating of the notes assigned by Moody’s is below B3 or by Standard & Poor’s is below B-, (b) the credit rating assigned to the notes is suspended or withdrawn by either rating agency or (c) neither agency continues to rate the notes; (6) if the Company is party to a consolidation or merger pursuant to which the Company’s common stock would be converted into cash, securities or other property; (7) a change of control occurs, but holders do not have the right to require Apogent to repurchase the notes because the sale price of the Company’s common stock exceeds specified levels for specified periods or because the consideration received in such change of control is freely tradable stock and the notes become convertible into that stock; or (8) for the five business day period after any five consecutive trading day period in which the average trading price for the notes, as determined following a request by a holder to make a determination, was less than 97% of the average conversion value for the notes during that period. Upon conversion, the Company has the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. It is the Company’s current intention to satisfy the Company’s obligation upon a conversion of the notes first, in cash, in an amount equal to the principal amount of the notes converted and second, in shares of the Company’s common stock, to satisfy the remainder, if any, of the Company’s conversion obligation. The initial conversion rate is 16.9233 shares of common stock per each $1,000 principal amount of notes and is equivalent to an initial conversion price of $59.09 per share.
      In connection with the Apogent merger, Fisher assumed $300 million aggregate principal amount of 2.25% Senior Convertible Contingent Debt Securities due 2021 (the “2.25% CODES”). The 2.25% CODES were recorded at an initial fair value of $335.4 million based upon its market price at July 30, 2004, representing a premium of $33.9 million and a liability of $1.5 million for exchange fees to be paid. The Company determined that the premium was due to the equity conversion feature of the debt and, accordingly, reclassified the premium to capital in excess of par value. On August 3, 2004, Apogent completed its exchange offer for the 2.25% CODES, which aligned the conversion terms of Apogent’s convertible debt with Fisher’s currently outstanding convertible debt. 99.6 percent of the outstanding principal amount of the 2.25% CODES were tendered for exchange with a like principal amount of 2.25% Convertible Senior Debentures and an exchange fee of 0.50 percent of the principal amount of the securities tendered was paid. On September 20, 2004, Apogent issued a notice for redemption of approximately $298.8 million of 2.25% Convertible Senior Debentures and approximately $1.0 million of the 2.25% CODES for cash at a price equal to 100% of the principal amount plus accrued and unpaid interest and contingent interest, as defined in the indentures. Note holders had the option of converting their notes until October 18, 2004. Approximately $295.7 million of the notes were converted. Notes that were not converted were redeemed on October 20, 2004. Principally all the converted notes were settled in cash and a premium of $11 million was paid. Upon conversion, the premium paid was offset against a portion of the premium originally recorded in capital in excess of par value.
      On March 3, 2004, the Company sold $300 million of 3.25% Convertible Senior Subordinated Notes due 2024 and on March 23, 2004 sold an additional $30 million principal amount upon exercise of the over-allotment option by the initial purchasers of the notes. The proceeds from the issuance of notes were used to fund the acquisition of Oxoid. Interest on the notes is payable on March 1 and September 1 of each year. The notes mature on March 1, 2024. The notes may be converted into shares of the Company’s common stock under the following circumstances: (1) if, on any date on or prior to March 1, 2019, the closing sale price of the Company’s common stock for a required period of trading days was more than 120% of the conversion price; (2) if, on any date after March 1, 2019, the closing sale price of the Company’s common stock is more than 120% of the then current conversion price, then note holders will have such conversion rights at all times thereafter; (3) the Company has called the notes for redemption; (4) the Company distributes to all or

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
substantially all holders of the Company’s common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of the Company’s common stock on the day preceding the declaration for such distribution; (5) the Company distributes to all or substantially all holders of the Company’s common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by the Company’s board of directors exceeding 10% of the closing sale price of the Company’s common stock on the day preceding the declaration for such distribution; (6) during any period in which the credit rating of the notes assigned by Moody’s is Caa2 or lower and by Standard & Poor’s is CCC or lower, or neither Moody’s (or its successors) nor Standard & Poor’s (or its successors) continues to rate the notes; (7) if the Company is party to a consolidation or merger pursuant to which the Company’s common stock would be converted into cash or property other than securities; or (8) for the five business day period after any five consecutive trading day period in which the average trading price for the notes was less than 97% of the average conversion value for the notes during that period. Upon conversion, the Company will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. It is our current intention to satisfy our obligation upon a conversion of the notes first, in cash, in an amount equal to the principal amount of the notes converted and second, in shares of our common stock, to satisfy the remainder, if any, of our conversion obligation. The initial conversion rate is 12.4378 shares of common stock per each $1,000 principal amount of notes. This is equivalent to an initial conversion price of $80.40 per share.
      On August 20, 2003, the Company issued and sold $150 million principal amount of 8% senior subordinated notes and on November 4, 2003 issued and sold another $150 million of such notes. Interest on the 8% senior subordinated notes is payable March 1 and September 1 of each year. The notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior debt, including debt under the New Credit Facility, the floating rate convertible senior debentures and the 2.50% convertible senior notes. The notes rank equally in right of payment with other senior subordinated debt. The net proceeds from the sale of the notes in August were used to fund a portion of the purchase price of Perbio. The net proceeds from the sale of notes in November were used to fund the tender for the Company’s 7 1/8% notes due 2005 and to repay term loans under the credit facility.
      On July 7, 2003, the Company sold $300 million principal amount of 2.50% convertible senior notes. Interest on the notes is payable on April 1 and October 1 of each year. The notes may be converted into shares of the Company’s common stock under the following circumstances: (1) if, on any date on or prior to October 1, 2018, the closing sale price of the Company’s common stock for a required period of trading days was more than 120% of the conversion price; (2) if on any date after October 1, 2018, the closing sale price of the Company’s common stock is more than 120% of the then current conversion price, then note holders will have such conversion right at all times thereafter; (3) the Company has called the notes for redemption; (4) the Company distributes to all or substantially all holders of the Company’s common stock rights, options or warrants entitling them to purchase common stock at less than the closing sale price of the Company’s common stock on the day preceding the declaration for such distribution; (5) the Company distributes to all or substantially all holders of the Company’s common stock cash, assets, debt securities or capital stock, which distribution has a per share value as determined by the Company’s board of directors exceeding 10% of the closing sale price of the Company’s common stock on the day preceding the declaration for such distribution; (6) during any period in which the credit rating of the notes assigned by Moody’s is Caa1 or lower and by Standard & Poor’s is CCC+ or lower, or neither Moody’s (or its successors) nor Standard & Poor’s (or its successors) continues to rate the notes; (7) if the Company is party to a consolidation or merger pursuant to which the Company’s common stock would be converted into cash or property other than securities; or (8) for the five business day period after any five consecutive trading day period in which the average trading price for the notes was less than 97% of the average conversion value for the notes during that period. Upon conversion, the Company has the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. It is the Company’s current intention to satisfy the Company’s obligation upon a conversion of the notes first, in cash, in an amount equal to the principal amount of the notes converted and second, in shares of the

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
Company’s common stock, to satisfy the remainder, if any, of the Company’s conversion obligation. The initial conversion rate is 21.0686 shares of common stock per each $1,000 principal amount of notes and is equivalent to an initial conversion price of $47.46 per share.
      On April 24, 2002, the Company issued and sold $150 million principal amount of 8 1/8% senior subordinated notes and on January 14, 2003 issued and sold another $200 million of such notes. Interest on the 8 1/8% senior subordinated notes is payable May 1 and November 1 of each year. The notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior debt, including debt under the New Credit Facility, the floating rate convertible senior debentures and the 2.50% convertible senior notes. The notes rank equally in right of payment with other senior subordinated debt. The net proceeds from the sale of the notes in April were used to repay amounts outstanding under the credit facility. The net proceeds from the sale of notes in January were used to partially redeem the Company’s previously outstanding 9% senior subordinated notes through an optional redemption. In 2003, the Company also redeemed $46 million of the 8 1/8% senior subordinated notes.
      In April 2003, the Company entered into various pay-fixed interest rate swaps to hedge a portion of the variability of cash flows related to changes in interest rates on borrowings of variable rate debt obligations. The interest rate swaps have a total notional value of $200 million and expire at various dates between March 2008 and March 2010.
      The following table summarizes the maturities of the Company’s indebtedness, excluding debt premiums, at December 31, 2004 (in millions):

		Floating
		Rate		2.50%	3.25%	6 3/4%	8%	8 1/8%
		Convertible		Convertible	Convertible	Senior	Senior	Senior
	Term	Senior		Senior	Senior	Subordinated	Subordinated	Subordinated
	Facility	Debentures		Notes	Notes	Notes	Notes	Notes	Other(1)	Total

2005	$16.5	$—		$—	$—	$—	$—	$—	$22.9	$39.4
2006	22.8	—		—	—	—	—	—	7.8	30.6
2007	26.5	—		—	—	—	—	—	3.2	29.7
2008	99.0	—		—	—	—	—	—	5.6	104.6
2009	86.5	—		—	—	—	—	—	2.6	89.1
2010 and beyond	141.7	344.6	(2)	300.0	330.0	300.0	300.0	304.0	18.7	2,039.0

Total	$393.0	$344.6		$300.0	$330.0	$300.0	$300.0	$304.0	$60.8	$2,332.4

(1)	Other debt primarily consists of capital lease obligations and borrowings at subsidiary levels.

(2)	The floating rate convertible senior debentures mature in 2033, but can be put to the Company by the debenture holders in 2008.

Note 11 —	Other Liabilities
      The following is a summary of other liabilities as of December 31, 2004 and 2003 (in millions):

	2004	2003

Deferred taxes	$627.0	$15.8
Other	314.3	231.5

Total	$941.3	$247.3

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 12 —	Fair Value of Financial Instruments
      The Company’s financial instruments consist primarily of cash and cash equivalents held at financial institutions, accounts receivable, accounts payable, short and long-term debt, interest rate swaps, foreign currency forward and option contracts, and commodities swap and option contracts. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair value due to the short-term nature of these instruments.
      The carrying amount and fair value of the Company’s long-term debt, foreign currency forward and option contracts, interest rate swap agreements, and commodities swap and option contracts are as follows (in millions):

	2004		2003

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Long-term debt:
Convertible debt	$974.6	$1,254.6	$300.0	$333.9
Other	1,334.6	1,419.5	1,086.1	1,131.1

Total long-term debt	$2,309.2	$2,674.1	$1,386.1	$1,465.0

Foreign currency forward and options contracts	$—	$—	$0.1	$0.1

Interest rate swap agreements	$1.7	$1.7	$0.8	$0.8

Commodities swap and options contracts	$(0.1)	$(0.1)	$—	$—

      The fair value of debt with variable rates approximates the net carrying value. The fair value of the long-term fixed rate debt at the end of 2004 and 2003 was estimated based on current quotes from bond traders making a market in the debt instrument. The fair value of the foreign currency forward and options contracts was estimated based on what the Company would receive (pay) upon liquidation of the contracts, taking into account the change in currency exchange rates. The fair value of interest-rate swap agreements was estimated based on what the Company would receive (pay) upon liquidation of the contracts, taking into account interest rates, market expectation for future interest rates and the creditworthiness of the Company. The fair value of the commodities swap and options contracts was estimated based on what the Company would receive (pay) upon liquidation of the contracts, taking into account the change in commodities prices.
      The Company also had off-balance-sheet standby letters of credit with notional amounts of $38.1 million and $28.2 million at December 31, 2004 and 2003, respectively.
      None of the Company’s financial instruments represents a concentration of credit risk as the Company deals with a variety of major banks worldwide, and its accounts receivable are spread among a number of customers and geographic areas.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 13 —	Commitments and Contingencies
      The Company leases certain logistics, office, and manufacturing facilities. The following is a summary of annual future minimum lease and rental commitments under non-cancelable operating leases from continuing operations as of December 31, 2004 (in millions):

2005	$46.3
2006	40.0
2007	36.6
2008	29.7
2009	24.2
Thereafter	66.3

Net minimum lease payments	$243.1

      Rent expense included in the accompanying statement of operations was $36.9 million, $23.3 million, and $23.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      As of December 31, 2004, the Company had letters of credit outstanding totaling $38.1 million, which primarily represent guarantees issued to local banks in support of borrowings by foreign subsidiaries of the Company, guarantees with respect to various insurance activities and performance letters of credit issued in the normal course of business.
      There are various lawsuits and claims pending against the Company involving contract, product liability and other issues. In addition, the Company has assumed certain specified insurance liabilities, including liabilities related to an inactive insurance subsidiary, primarily related to certain historical businesses of its former parent. In view of the Company’s financial condition and the accruals established for related matters, management does not believe that the ultimate liability, if any, related to these matters will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.
      The Company is currently involved in various stages of investigation and remediation related to environmental matters. The Company cannot predict the potential costs related to environmental remediation matters and the possible impact on future operations given the uncertainties regarding the extent of the required cleanup, the complexity and interpretation of applicable laws and regulations, the varying costs of alternative cleanup methods and the extent of the Company’s responsibility. However, these costs could be material. Expenses for environmental remediation matters relate to the costs of permit requirements and installing, operating and maintaining groundwater treatment systems and other remedial activities related to historical environmental contamination at the Company’s domestic and international facilities. These expenses were approximately $0.8 million in 2004, $1.0 million in 2003 and $1.0 million 2002. The Company records accruals for environmental remediation liabilities, based on current interpretations of environmental laws and regulations, when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. The Company calculates estimates based upon several factors, including reports prepared by environmental specialists and management’s knowledge and experience with these environmental matters. The Company includes in these estimates potential costs for investigation, remediation and operation and maintenance of cleanup sites. Accrued liabilities for environmental matters were $32.2 million and $32.5 million at December 31, 2004 and 2003, respectively.
      Although these environmental remediation liabilities do not include third-party recoveries, the Company may be subject to indemnification from third parties for liabilities relating to certain sites. Management believes that this accrual is adequate for the environmental remediation liabilities the Company expects to incur. As a result, the Company believes that the ultimate liability with respect to environmental remediation matters will not have a material adverse effect on the Company’s financial position, results of operations or

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
cash flows. However, the Company may be subject to additional remedial or compliance costs due to future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, developments in remediation technologies or changes in the conduct of the Company’s operations, which could have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 14 —	Stockholders’ Equity

Preferred and Common Stock
      The preferred and common stock of the Company are each issuable in one or more series or classes, any or all of which may have such voting powers, full or limited, or no voting powers, and such designations, preferences and related participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are set forth in the Restated Certificate of Incorporation of Fisher or any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by Fisher’s Board of Directors, which is expressly authorized to set such terms for any such issue. Under the Restated Certificate of Incorporation, the Company is authorized to issue up to 500,000,000 shares of common stock and 15,000,000 shares of preferred stock. As of December 31, 2004 and 2003, respectively, there were warrants outstanding to purchase 1,653,585 shares of common stock at an exercise price of $9.65 per share.
      In September 2003, the Company issued and sold 6.6 million shares of common stock in a public offering at a price of $40.75 per share. The Company sold these shares under a “shelf” registration statement pursuant to which it may issue and sell up to $750 million of its debt and equity securities. Proceeds to the Company from the offering were $260.6 million, net of underwriters’ discounts and offering costs.
      In February 2002, certain of the Company’s stockholders sold 7.4 million shares of common stock in an underwritten public offering. The Company did not receive any of the proceeds from this offering.

Stock Plans
      Under the terms of the Apogent merger agreement, each outstanding option to purchase shares of Apogent common stock became fully vested and was assumed by Fisher. Each option outstanding at the time of the merger was converted into the right to acquire shares of Fisher common stock determined by multiplying (i) the number of shares of Apogent common stock subject to the option immediately prior to the effective date of merger (August 2, 2004) by (ii) .56; rounded down to the nearest whole number. The per share exercise price for the Fisher common stock issuable upon the conversion of the Apogent options was adjusted by dividing the exercise price per share of the Apogent common stock that otherwise could have been purchased under the Apogent stock option by .56; rounded up to the nearest whole cent. On August 2, 2004 Apogent had 11,184,155 options outstanding, which were converted into 6,263,127 options to purchase Fisher shares. As of December 31, 2004 there were 3,533,068 options outstanding from the former Apogent awards.
      Under the Company’s 2003 Equity and Incentive Plan, the Company may grant up to 2,700,000 shares of common stock in the form of incentive stock options, non-qualified stock options, other stock based awards, including, but not limited to, restricted stock units or dividend payments. No more than 15% of the shares reserved for issuance shall be issued as restricted stock, restricted units or similar full share value awards. The aggregate awards granted during any fiscal year to any single individual shall not exceed either 1,100,000 shares subject to options or stock appreciation rights or 400,000 shares subject to other stock-based awards (other than stock appreciation rights). Options granted have a term of five or ten years and generally vest over three years. The exercise price of any option granted may not be less than fair market value of the common stock on the date of the grant. As of December 31, 2004, 41,668 shares are available for grant.
      Under the Company’s 2001 Equity and Incentive Plan (the “2001 Plan”), the Company may grant up to 8,000,000 shares of common stock in the form of incentive stock options, non-qualified stock options, other stock based awards, including but not limited to restricted stock units or dividend payments. No more than

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
3,000,000 shares of common stock may be awarded in respect to options, restricted stock, restricted stock units or other stock-based awards to any individual under the 2001 Plan. Options granted have a term of five or ten years and generally vest over three years. The exercise price of any option may not be granted at less than the fair market value of the common stock on the date of the grant. As of December 31, 2004, 1,484,386 shares are available for grant. During 2004, the Company granted compensatory restricted stock units under the 2001 Plan and at December 31, 2004 had 34,623 restricted stock units outstanding. The restricted stock units vest over a two year period.
      Upon adoption of the 2001 Plan, the Company ceased granting awards under the 1998 Equity and Incentive Plan (the “1998 Plan”). As of December 31, 2004, there were 1,968,151 shares outstanding under the 1998 Plan. Awards under the 1998 Plan were authorized to be made in the form of options (whether incentive or otherwise), stock appreciation rights, restricted stock, dividend equivalents and other stock based awards. Options granted under the 1998 Plan have a term of ten years and generally vest either over a three to five year period in equal installments, or in one installment nine years from the date of grant, unless sooner vested upon the achievement of certain performance targets or other factors. The Company also granted options to purchase 758,333 shares of common stock having a ten year term and vesting five to nine years from the date of grant, unless sooner vested upon the achievement of certain performance targets or unless “put” to the Company by the executive or “called” by the Company in accordance with the terms of the respective grant agreements. The total “put” and/or “call” rights are limited to $10.0 million plus interest and are recorded in other liabilities.
      A summary of the status of the Company’s stock option plans as of December 31, 2004, 2003 and 2002, and changes during the years then ended is presented in the following table:

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	(in 000’s)	Price	(in 000’s)	Price	(in 000’s)	Price

Outstanding at beginning of year	11,039	$25.77	7,740	$19.73	7,587	$18.45
Granted	1,462	55.47	4,883	34.49	1,065	28.93
Converted Apogent Options	6,263	36.05	—	—	—	—
Exercised	(5,075)	26.78	(978)	20.24	(481)	13.18
Canceled/ Expired/ Forfeited	(684)	34.29	(606)	27.93	(431)	27.26

Outstanding at end of year	13,005	$33.22	11,039	$25.77	7,740	$19.73

Exercisable at end of year	9,803	$30.31	5,402	$18.65	4,461	$14.26
Weighted average fair value of options granted		$18.37		$13.96		$13.11

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
	Number	Average	Average	Number	Average
	Outstanding	Remaining	Exercise	Exercisable	Exercise
Range of Exercise Price	(in 000’s)	Contractual Life	Price	(in 000’s)	Price

$9.00 - $13.00	1,583	3.1	$9.52	1,583	$9.52
13.01 - 17.00	50	1.5	16.46	50	16.46
17.01 - 21.00	93	4.1	18.16	93	18.16
21.01 - 25.00	1,196	6.2	23.93	1,189	23.94
25.01 - 29.00	2,046	7.4	28.36	815	28.44
29.01 - 33.00	1,449	6.8	30.10	1,398	30.05
33.01 - 37.00	1,310	2.9	35.00	1,243	35.04
37.01 - 41.00	2,497	4.4	39.25	2,104	39.19
41.01 - 45.00	1,174	6.6	44.28	1,049	44.29
45.01 - 49.00	287	7.7	47.87	278	47.91
49.01 - 54.00	204	9.2	53.19	—	—
54.01 - 59.00	981	9.5	56.73	1	57.32
59.01 - 64.00	135	9.6	59.60	—	—

	13,005			9,803

Note 15 —	Other (Income) Expense, Net
      Other (income) expense, net, consists of interest income on cash and cash equivalents and other non-operating income and expense items. Other expense, net, includes the following for the years ended December 31, 2004, 2003 and 2002 (in millions):

	2004	2003	2002

Debt refinancing costs	$14.4	$65.9	$4.1
Acquisition-related foreign currency hedges	2.2	15.7	—
Fixed-swap unwind costs	—	—	7.1
Interest income and other	(4.3)	(3.9)	1.1
Gain on sale of investment	(22.7)	—	—

Other (income) expense, net	$(10.4)	$77.7	$12.3

      Debt refinancing costs in 2004 primarily relate to third party costs incurred to refinance the debt assumed in the Apogent merger and the write-off of deferred financing fees and third party costs related to the Fisher credit facility that was refinanced upon consummation of the Apogent merger. Amounts in 2003 primarily relate to call premiums and the write-off of deferred financing fees for the redemption of our previously outstanding 9% senior subordinated notes and 7 1/8% notes.
      In the fourth quarter of 2004 the Company received proceeds of $26 million, and recognized a gain of $22.7 million, from the liquidation of an investment in ProcureNet Inc. (“ProcureNet”). ProcureNet is a former subsidiary that was spun off from Fisher in 1999.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 16 —	Income Taxes
      The domestic and foreign components of income before income taxes are as follows for the years ended December 31, 2004, 2003 and 2002 (in millions):

	2004	2003	2002

Domestic	$76.1	$37.1	$88.9
Foreign	111.0	57.1	52.6

Income before income taxes	$187.1	$94.2	$141.5

      The components of the income tax provision are as follows for the years ended December 31, 2004, 2003 and 2002 (in millions):

	2004	2003	2002

Current income tax expense:
Federal	$4.8	$11.2	$0.5
State	2.3	2.3	1.8
Foreign	21.2	4.7	6.4

Total current	28.3	18.2	8.7

Deferred income tax expense (benefit):
Federal	6.6	0.7	29.4
State	0.4	0.2	1.3
Foreign	(10.0)	(1.4)	5.4

Total deferred	(3.0)	(0.5)	36.1

Total income tax provision	$25.3	$17.7	$44.8

      A reconciliation of income tax expense at the U.S. statutory rate to the recorded income tax provision is as follows for the years ended December 31, 2004, 2003 and 2002 (in millions):

	2004	2003	2002

Taxes computed at statutory rate	$65.5	$32.9	$49.5
Foreign tax rate differential and foreign losses not tax benefited	(19.5)	(16.7)	(7.0)
State income taxes, net of federal benefit	1.6	1.6	2.1
Nondeductible permanent items, net	—	0.7	1.4
Basis difference investment disposed	(6.8)	—	—
Tax audit settled	(10.9)	—	—
Foreign tax credits benefited	(4.1)	—	—
Other	(0.5)	(0.8)	(1.2)

Income tax provision	$25.3	$17.7	$44.8

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The tax effects of temporary items that gave rise to significant portions of the deferred tax assets and liabilities are as follows as of December 31, 2004 and 2003 (in millions):

	2004	2003

Deferred tax assets:
Postretirement benefit costs other than pension	$20.5	$21.2
Environmental accruals	11.2	11.2
Net operating loss and capital loss carry forwards	147.8	91.4
Accrued employee benefits	22.7	19.9
Charitable loss	5.1	4.7
Reserves and other accruals	40.4	24.7
Inventory reserves	28.9	8.9
Allowance for doubtful accounts	4.7	8.0
Investments	7.4	7.7
Property, plant and equipment	7.2	—
Pension	11.6	—
Other	31.2	18.0
Tax credits	6.1	—

Gross deferred tax assets	344.8	215.7
Less valuation allowance	(72.1)	(42.7)

Total deferred tax assets	272.7	173.0

Deferred tax liabilities:
Goodwill and other intangibles	608.1	39.8
Property, plant and equipment	58.5	20.5
Pension	33.1	18.3
Inventory	5.0	—
Other	22.7	16.7

Total deferred tax liabilities	727.4	95.3

Net deferred tax assets	$—	$77.7

Net deferred tax liabilities	$454.7	$—

      At December 31, 2004, the net deferred tax liability is classified on the balance sheet as $162.4 million of current deferred tax assets, $10.4 million of long-term deferred tax assets, $0.5 million of current deferred tax liabilities and $627.0 million of long-term deferred tax liabilities. At December 31, 2003, the net deferred tax asset is classified on the balance sheet as $93.5 million of current deferred tax assets and $15.8 million of long-term deferred tax liabilities. The Apogent acquisition resulted in an increase to current deferred tax assets of $33.4 million, current deferred tax liabilities of $1.2 million and long-term deferred tax liabilities of $569.4 million.
      Deferred tax assets include the benefit of net operating loss carryforwards subject to appropriate valuation allowances. The Company evaluates the tax benefits of net operating loss carryforwards on an ongoing basis taking into consideration such factors as the future reversals of existing taxable temporary differences, projected

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
future operating results, the available carryforward period and other circumstances. At December 31, 2004, the Company had accumulated net operating loss carryforwards for tax purposes expiring as follows (in millions):

	Foreign	State	Federal

2005 - 2014	$17.4	$76.0	$—
2015 - 2024	—	196.5	172.9
No Expiration	147.4	—	—

Total	$164.8	$272.5	$172.9

      At December 31, 2004, the Company had capital loss carry forwards of $40.7 million that expire December 31, 2007. The valuation allowances at December 31, 2004 and 2003 predominantly represent allowances against foreign and state net operating losses and capital loss carryforwards, which are not anticipated to result in future tax benefits. At December 31, 2004, $18.9 million of the valuation allowances may ultimately reduce goodwill if the corresponding losses or credits are utilized.
      Undistributed earnings of the Company’s foreign subsidiaries amounted to approximately $262.7 million at December 31, 2004. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. No additional provision has been recorded as such earnings are expected to be permanently reinvested.
      On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the “Act”). The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. This deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions in the Act. As such, the Company is not yet in a position to decide on whether, and to what extent, it might repatriate foreign earnings that have not yet been remitted to the U.S. The Company expects to be in a position to finalize its assessment by December 31, 2005.
      During the fourth quarter of 2004, the Company finalized its federal audit with the Internal Revenue Service for the taxable years 1999 through 2001. The Company also completed negotiations with certain foreign tax authorities. As a result of these items, a credit of $10.9 million is reflected in the 2004 income tax provision.

Note 17 —	Employee Benefit Plans
      The Company has defined benefit pension plans available to substantially all employees that are either fully paid for by the Company or provide for mandatory employee contributions as a condition of participation. Under the cash balance plan in the United States, a participating employee accumulates a cash balance account, which is credited monthly with an allocation equal to 3.5% of compensation and interest. The Company funds annually, at a minimum, the statutorily required minimum amount as actuarially determined. During 2004 and 2003, the Company made voluntary contributions of approximately $40 million and $50 million, respectively, to its U.S. and international plans.
      The Company also maintains a supplemental nonqualified executive retirement program for certain of its executives. The benefit obligation related to this program is included in the tables below and is approximately $49 million and $25 million at December 31, 2004 and 2003, respectively. Assets of approximately $34 million are set aside in a rabbi trust established for this program and are included in other assets on the balance sheet.
      The Company, generally at its own discretion, provides a postretirement healthcare program that is administered by the Company to employees who elect to and are eligible to participate. The Company funds a portion of the costs of this program on a self-insured and insured-premium basis.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The changes in benefit obligations and plan assets under the defined benefit pension plans and accumulated benefit obligations were as follows at December 31, 2004 and 2003 (in millions):

			Other
			Postretirement
	Pension Benefits		Benefits

Change in benefit obligation	2004	2003	2004	2003

Benefit obligation at beginning of year	$343.6	$293.8	$28.2	$25.1
Business combination	187.9	—	7.0	—
Service costs	18.8	12.6	0.4	0.4
Interest costs	27.8	19.0	1.9	1.6
Plan amendment	12.9	—	—	—
Plan participants’ contribution	1.9	1.0	2.0	1.6
Actuarial loss(a)	24.1	20.9	0.8	0.7
Benefits paid	(18.9)	(17.4)	(3.5)	(2.5)
Currency translation adjustment	13.6	13.7	0.3	1.3

Benefit obligation at end of year	$611.7	$343.6	$37.1	$28.2

	Pension Benefits

Change in plan assets	2004	2003

Fair value of plan assets at beginning of year	$329.2	$249.7
Business combination	112.2	—
Actual return on plan assets	31.6	33.7
Employer contribution	46.7	50.6
Plan participants’ contribution	1.9	1.0
Benefits paid	(18.9)	(17.4)
Currency translation adjustment	11.4	11.6

Fair value of plan assets at end of year	$514.1	$329.2

(a)	Includes a $1.9 million gain in other postretirement benefits to reflect the impact of FASB Staff Position No. 106-2 (FSP 106-2), “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” as discussed in Note 23, “Recent Accounting Pronouncements.”

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The funded status of the Company’s defined benefit pension and postretirement programs was as follows at December 31, 2004 and 2003 (in millions):

			Other
			Postretirement
	Pension Benefits		Benefits

	2004	2003	2004	2003

Funded status	$(97.6)	$(14.4)	$(36.7)	$(28.1)
Unrecognized net actuarial (gain) loss	110.4	81.8	(19.2)	(22.1)
Unrecognized prior service costs	8.4	(3.5)	(2.5)	(4.7)
Unrecognized net transition obligation	0.5	0.4	—	—

Net amount recognized	$21.7	$64.3	$(58.4)	$(54.9)

Prepaid benefit asset	$93.0	$85.5
Accrued benefit liability	(96.0)	(30.1)
Intangible asset	12.7	1.4
Accumulated other comprehensive income	12.0	7.5

Net amount recognized	$21.7	$64.3

Accumulated benefit obligation	$550.3	$316.2

      The projected benefit obligation and fair value of plan assets for pension plans with projected benefit obligations in excess of plan assets are as follows (in millions):

	Pension Benefits

	2004	2003

Projected benefit obligation	$367.5	$123.7
Fair value of plan assets	240.9	84.1
      The accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets are as follows (in millions):

	Pension Benefits

	2004	2003

Accumulated benefit obligation	$233.3	$38.3
Fair value of plan assets	162.9	12.6
      Weighted-average assumptions used to determine the projected benefit obligations for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002

Discount rate	5.70%	6.00%	6.75%
Average rate of increase in employee compensation	4.00%	4.00%	4.00%
      Weighted-average assumptions used to determine the net benefit cost (income) for the years ended December 31, 2004, 2003 and 2002 are as follows:

	2004	2003	2002

Discount rate	6.00%	6.75%	6.75%
Average rate of increase in employee compensation	4.00%	4.00%	4.00%
Expected long-term rate of return on assets	7.60%	8.25%	8.75%

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The overall expected long-term rate of return is developed from the expected future return of each asset class, weighted by the expected allocation of pension assets to that asset class. The Company considers historical performance for the types of assets in which the plans invest, independent market forecasts and management estimates when developing the expected rate of return for each class of assets. The measurement date for our plans is October 31.
      The net periodic pension benefits cost (income) and postretirement healthcare benefit includes the following components for the years ended December 31, 2004, 2003 and 2002 (in millions):

				Other
	Pension Benefits			Postretirement Benefits

	2004	2003	2002	2004	2003	2002

Components of net periodic benefit cost (income)
Service cost	$18.8	$12.6	$10.9	$0.4	$0.4	$0.4
Interest cost	27.8	19.0	17.7	1.9	1.6	1.6
Expected return on plan assets	(33.3)	(25.1)	(24.0)	—	—	—
Amortization of unrecognized net (gain) loss	0.3	0.4	0.3	(1.9)	(2.3)	(2.1)
Amortization of unrecognized prior service benefit	1.0	(0.5)	(0.5)	(2.2)	(1.5)	(2.2)
Amortization of unrecognized net transition asset	(0.1)	(0.1)	(0.1)	—	—	—
Recognized net actuarial loss	0.8	0.7	0.1	—	—	0.1
Settlement/curtailment (gain) loss	1.2	1.3	(0.1)	—	—	—

Net periodic benefit cost (income)	$16.5	$8.3	$4.3	$(1.8)	$(1.8)	$(2.2)

      Contributions, consisting of primarily voluntary contributions, for 2005 are estimated at between $20 million and $30 million.
      Future benefit payments during the next five years and in the aggregate for the five fiscal years thereafter, are as follows (in millions):

		Other
	Pension	Postretirement
	Benefits	Benefits

Year end December 31,
2005	$24.7	$2.6
2006	26.3	2.6
2007	28.0	2.6
2008	31.0	2.6
2009	31.7	2.6
2010 - 2014	191.2	12.5
      In 1993, the Company amended certain of its existing postretirement healthcare programs creating an unrecognized prior service benefit. The unrecognized prior service benefit is being amortized over approximately 13 years.
      The Company’s investment policy for its pension plans is to balance risk and return through a diversified portfolio of U.S. equities, non-U.S. equities, fixed income securities and private equity investments. Maturities for fixed income securities are managed such that sufficient liquidity exists to meet near-term benefit payment obligations.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Company’s weighted-average asset allocations at October 31, 2004 and 2003 are as follows:

Asset Category	2004	2003

Equity securities	47%	41%
Debt securities	48%	57%
Real estate and other	5%	2%

Total	100%	100%

      The weighted-average asset allocations presented above are consistent with the Company’s asset allocation targets.
      A 14.0% annual rate of increase in per capita cost of covered healthcare benefits was assumed for 2005, which gradually decreases to an ultimate rate of 6.0% in 2012. A change in the assumed healthcare cost trend rate by 1 percentage point effective January 2004 would change the accumulated postretirement benefit obligation as of December 31, 2004 by approximately $1.4 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost (income) for the year ended December 31, 2004 by approximately $0.1 million.
      The Company also maintains a defined contribution savings and profit sharing plan (the “Plan”). The Company also assumed a defined contribution plan from the Apogent merger. Eligible employees are allowed to participate in the Plan immediately upon employment. Participants may elect to contribute between 1 percent and 15 percent of their annual compensation, as defined in the Plan. The Company is obligated to contribute an amount equal to 25 percent of each employee’s basic contribution, as defined, and may, at the discretion of the Company, contribute additional amounts. For the years ended December 31, 2004, 2003 and 2002, the Company’s contributions to the Plan were $10.7 million, $6.5 million, and $4.4 million, respectively.

Note 18 —	Change in Accounting Principle
      During 2002, the Company completed its transitional assessment in accordance with SFAS 142 to determine if goodwill was impaired as of January 1, 2002. As a result, the Company recorded a non-cash charge of $63.8 million ($46.1 million, net of tax) in our statement of operations reflecting the cumulative effect of the accounting change to adjust goodwill to its current fair-value. The scientific products and services segment and laboratory workstations segment accounted for $19.7 million and $44.1 million of the charge, respectively.
      The impairment charge in the scientific products and services segment related to certain of our smaller-market international distribution businesses where operating performance was lower than originally forecasted. The laboratory workstations segment is sensitive to changes in capital spending, and several of the markets to which the laboratory workstations segment sells, including the technology industry, experienced a significant economic slowdown causing a reduction in capital spending in those markets. As a result, sales growth was significantly less than originally forecasted, resulting in decreased profitability.
Note 19 — Restructuring Charges
      During 2004, the Company implemented restructuring plans (collectively the “2004 Restructuring Plan”) focused on the integration of certain international operations and the streamlining of domestic operations. These plans include the consolidation of office, warehouse, and manufacturing facilities. As a result of these actions, the Company recorded a restructuring charge of $7.8 million. The scientific products and services, healthcare products and services and laboratory workstations segments accounted for $6.4 million, $1.2 million and $0.2 million, respectively, of this charge.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      These charges include $6.0 million for estimated employee separation costs and $1.8 million of other exit costs. The $6.0 million for employee separation costs relates to termination and other severance costs associated with 414 salaried and hourly employees. The other exit costs primarily represent legal and contract termination costs. At December 31, 2004, the Company had $4.8 million in accruals related to the ongoing 2004 Restructuring Plan included in the balance sheet. $3.3 million in restructuring accruals as of December 31, 2004 related to employee separation costs with the remainder pertaining to other exit activities. These costs are expected to be paid during 2005.
      During 2002, the Company recorded net restructuring credits of $2.2 million for the reversal of certain costs accrued in the Company’s 2001 Restructuring Plan. $2.0 million of the restructuring credits are primarily related to a reduction in estimated severance costs due to certain employees electing to voluntarily separate from the Company. The scientific products and services and healthcare products and services segments accounted for $2.1 million and $0.1 million of the restructuring credit, respectively.
      As of December 31, 2004 and 2003, $1.3 million and $2.2 million, respectively, in accruals related to ongoing lease commitments are included on the balance sheet related to the 2001 Restructuring Plan.
Note 20 — Segment and Geographic Financial Information
      The Company reports financial results on the basis of three reportable segments: scientific products and services, healthcare products and services, and laboratory workstations. The Company’s segments are organized by customer markets. Segment financial performance is evaluated based upon operating income excluding items that the Company considers to be nonrecurring to the Company’s operations.
      Selected business segment financial information for the years ended December 31, 2004, 2003 and 2002 is presented below (in millions):

	Sales			Operating Income

	2004	2003	2002	2004	2003	2002

Scientific products and services	$3,454.7	$2,501.0	$2,258.0	$375.5	$229.6	$206.2
Healthcare products and services	1,032.0	866.8	806.7	92.8	33.5	25.2
Laboratory workstations	176.1	206.1	193.9	2.8	11.1	11.7
Eliminations	(35.5)	(19.9)	(20.2)	(0.3)	(0.1)	(0.2)

Segment sub-total	4,627.3	3,554.0	3,238.4	470.8	274.1	242.9
Other charges:
Inventory step-up	—	—	—	82.9	17.4	—
Restructuring charges (credits)	—	—	—	7.8	—	(2.2)
Goodwill impairment	—	—	—	64.9	—	—
Other charges	—	—	—	33.7	—	—

Total	$4,627.3	$3,554.0	$3,238.4	$281.5	$256.7	$245.1

      Operating income is revenue less related direct and allocated expenses.
      In 2004, the Company recorded charges of $82.9 million to step-up the fair value of inventory from the Apogent, Oxoid, Dharmacon and Perbio acquisitions, $25.0 million of integration costs, $7.8 million of restructuring charges, $6.0 million of a charitable contribution, $64.9 million of impairment charges for goodwill and $2.7 million of impairment charges for other long-lived assets. In 2003, the Company recorded a charge of $17.4 million related to the step-up of Perbio’s inventory to its acquired fair value. In 2002, the Company recorded a restructuring credit of $2.2 million.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Total assets, capital expenditures and depreciation and amortization by segment for the years ended December 31, 2004, 2003 and 2002 are as follows (in millions):

							Depreciation and
	Assets			Capital Expenditures			Amortization

	2004	2003	2002	2004	2003	2002	2004	2003	2002

Scientific products and services	$5,913.1	$2,308.3	$1,336.0	$70.1	$63.1	$32.3	$111.7	$67.2	$57.6
Healthcare products and services	2,023.2	352.2	411.5	11.0	11.5	6.8	25.2	11.0	12.3
Laboratory workstations	59.7	106.3	123.9	10.9	5.5	4.8	4.2	4.0	5.0

Total	$7,996.0	$2,766.8	$1,871.4	$92.0	$80.1	$43.9	$141.1	$82.2	$74.9

      Sales outside the United States were approximately 24%, 19% and 18% of total sales in 2004, 2003 and 2002, respectively. No single foreign country or customer accounted for more than 10% of sales during any of the three years ended December 31, 2004.
      Long lived assets and revenue by geographic area for the years ended December 31, 2004, 2003 and 2002 is as follows (in millions):

	Long-Lived Assets

	2004	2003

Long-lived assets by geographic area:
Domestic	$4,986.9	$1,194.3
International	1,120.8	410.0

Total	$6,107.7	$1,604.3

	Revenue

	2004	2003	2002

Revenue by geographic area:
Domestic	$3,618.1	$2,916.3	$2,689.5
International	1,123.4	684.4	584.6
Eliminations	(114.2)	(46.7)	(35.7)

Total	$4,627.3	$3,554.0	$3,238.4

      Sales are attributable to the geographic region based upon the location of the entity generating the sale.

Note 21 —	Related Parties
      The Company is a party to a rental and service agreement with Latona Associates Inc. (which is controlled by a stockholder of the Company) under which the Company provides office space and certain building administrative services. The Company received $250,000 under the agreement for each of the three years ended December 31, 2004, 2003 and 2002. The Company made contributions of $7.0 million (including $6.0 million in the fourth quarter of 2004), $0.8 million and $1.7 million to the Winthrop Foundation (the “Foundation”) in 2004, 2003 and 2002, respectively. The Foundation is a charitable private foundation that makes charitable contributions on behalf of the Company and its employees and has common board members with the Company. The Company is not obligated to make future contributions to the Foundation.
      In 2003, the Company recorded a charge of $1.5 million to terminate the management agreement between the Company and Thomas H. Lee Company (“THL”), pursuant to which THL and certain of its affiliates provided consulting and management advisory services. This agreement was originally set to expire in

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
2004 and would have resulted in fees totaling $1.8 million being paid to THL for the period from the termination date through the end of the original term of the agreement. THL is no longer affiliated with the company.
Note 22 — Recent Accounting Pronouncements
      In April 2004, the FASB issued Staff Position No. 129-1, “Disclosure Requirements under FASB Statement No. 129, Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities” (“FSP 129-1”). FSP 129-1 requires additional quantitative and qualitative disclosure regarding the nature of the contingency and the potential impact of contingently convertible securities. The adoption of this pronouncement did not have a material effect on the Company’s financial position or results of operations.
      The Emerging Issues Task Force (“EITF”) reached a tentative consensus at its July meeting on the draft abstract for EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”). EITF 04-8 would require contingently convertible debt to be included in diluted earnings per share computations, if dilutive, regardless of whether a conversion event has occurred. The effective date of this issue is for reporting periods ending on or after December 15, 2004. In accordance with the guidance, prior periods earnings per share amounts presented for comparative purposes have been restated to conform to this consensus.
      In May 2004, the FASB issued Staff Position No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003,” (the “Act”) (“FSP 106-2”). FSP 106-2 supercedes the accounting and disclosure requirements of FSP 106-1 issued in December 2003. FSP 106-2 requires presently enacted changes in relevant laws to be considered in current period measurements of net periodic postretirement benefit cost and the accumulated projected benefit obligation (the “APBO”). The Company has completed its evaluation of the impact of FSP 106-2’s initial recognition, measurement and disclosure provisions on its plans, and has recorded an approximately $1.8 million decrease to its APBO as of December 31, 2004.
      In November 2004, the EITF reached a consensus on EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides guidance on determining other-than-temporary impairments and its application to marketable equity and debt securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as well as investments accounted for under the cost method of accounting. In September 2004, the FASB issued FASB Staff Position (“FSP”) EITF Issue 03-1-1 which delayed the effective date for the measurement and recognition guidance contained in EITF 03-1 pending finalization of the draft FSP EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF 03-1.” The disclosure requirements of EITF 03-1 remain in effect. The Company adopted the disclosure requirements of EITF 03-1 as of December 31, 2004. The adoption of the recognition and measurement provisions of EITF 03-1 when finalized are not expected to have a material impact on the Company’s results of operations, financial position or cash flows.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4.” (“SFAS No. 151”) SFAS No. 151 amends Accounts Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No. 151 requires that allocation

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)
of fixed production overhead to inventory be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is currently assessing the impact that SFAS No. 151 will have on the results of operations, financial position or cash flows.
      In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R addresses the accounting for share-based payments to employees, including grants of employee stock options. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Instead, companies will be required to account for such transactions using a fair-value method and recognize the related expense associated with share-based payments in the consolidated statement of operations. SFAS 123R will be effective for fiscal years beginning after June 15, 2005 and allows, but does not require retroactive restatement to earlier periods to reflect the impact of expensing share-based payments under SFAS 123R. The Company has not yet determined which fair-value method and transitional provision it will follow. The Company is currently assessing the impact that FAS 123R will have on the results of operations.
Note 23 — Unaudited Quarterly Financial Information
      The Company’s common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol FSH. The following is a summary of quarterly financial information for 2004 and 2003 including the high and low closing sales prices of the stock as reported by the NYSE for each of the quarterly periods listed (in millions, except per share data):

	2004

	First	Second	Third	Fourth	Year

Sales	$1,003.1	$1,048.6	$1,254.3	$1,321.3	$4,627.3
Gross Profit(a)	270.6	302.3	357.4	424.5	1,354.8
Income from continuing operations	32.8	43.5	34.9	50.6	161.8
Income from discontinued operations	1.8	1.2	1.2	0.4	4.6

Net Income (loss)(b)(f)	$34.6	$44.7	$36.1	$51.0	$166.4
Basic net income (loss) per common share:(e)(f)
Income from continuing operations	$0.52	$0.68	$0.35	$0.43	$1.88
Income from discontinued operations	0.02	0.02	0.01	0.00	0.05

Net income	$0.54	$0.70	$0.36	$0.43	$1.93
Diluted net income per common share:(e)(f)
Income from continuing operations	$0.48	$0.62	$0.33	$0.41	$1.75
Income from discontinued operations	0.03	0.02	0.01	0.00	0.05

Net income	$0.51	$0.64	$0.34	$0.41	$1.80
Market price:
High	$56.20	$60.10	$59.61	$62.60	$62.60
Low	$39.76	$54.15	$53.26	$53.49	$39.76

	2003

	First	Second	Third	Fourth	Year

Sales	$833.4	$864.5	$888.0	$968.1	$3,554.0
Gross Profit(c)	218.5	227.8	237.8	249.1	933.2
Income from continuing operations	(0.9)	33.0	27.1	17.3	76.5
Income from discontinued operations	—	—	0.6	1.3	1.9

Net Income (loss)(d)	$(0.9)	$33.0	$27.7	$18.6	$78.4
Basic Net Income (loss) per common share:
Income from continued operations	$(0.02)	$0.60	$0.49	$0.28	$1.35
Income from discontinued operations	—	—	0.01	0.02	0.03

Net income	$(0.02)	$0.60	$0.50	$0.30	$1.38
Diluted net income per common share:
Income from continuing operations	$(0.02)	$0.57	$0.46	$0.26	$1.26
Income from discontinued operations	—	—	0.01	0.02	0.03

Net Income	$(0.02)	$0.57	$0.47	$0.28	$1.29
Market price:
High	$32.30	$35.47	$40.83	$42.24	$42.24
Low	$27.70	$26.19	$35.04	$38.48	$26.19

(a)	During 2004, the Company recorded charges totaling $90.4 million consisting of $82.9 million to step-up the fair value of inventory from the Apogent, Oxoid, Dharmacon, and Perbio acquisitions, $5.6 million of integration costs, and $1.9 million of impairment charges for fixed assets.

FISHER SCIENTIFIC INTERNATIONAL INC.
NOTES TO FINANCIAL STATEMENTS — (Continued)

(b)	During 2004, the Company recorded charges totaling $100.3 million, net of tax, consisting of the items noted in (a) above as well as $7.8 million of restructuring charges, a $6.0 million charitable contribution, $65.7 million impairment charge for long-lived assets $16.6 million of refinancing charges, $22.7 million gain on sale of investment, and $10.9 million tax provision credit related to finalizing certain domestic and foreign tax audits and negotiations.

(c)	During 2003, the Company recorded a charge of $17.4 million related to the step-up of Perbio’s inventory to its acquired fair value.

(d)	During 2003, the Company recorded charges totaling $81.6 million, consisting of $15.7 million for options to hedge the foreign currency exposure related to the acquisition of Perbio and $65.9 million in call premiums and the write-off of financing fees associated with the retirement of debt.

(e)	The Company has adopted the provisions of EITF Issue No. 04-8 (EITF 04-8), “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share” in calculating quarterly diluted earnings per common share for 2004.

(f)	Reflects adjustments as disclosed in Form 10-Q/A for the quarter ended September 30, 2004.
Note 24 — Subsequent Events
      On April 14, 2005, the Company commenced a cash tender offer for all $304 million aggregate principal amount outstanding of its 8 1/8% Senior Subordinated Notes due 2012. The tender offer had a final expiration date of May 11, 2005. An aggregate $290.1 million of the 8 1/8% Senior Subordinated Notes due 2012 were tendered and purchased as of the expiration date. The Company used available cash and proceeds from the sales of accounts receivable under its receivables securitization facility to fund the cash tender offer. A concurrent consent solicitation amended the indenture governing any notes that remained outstanding to eliminate restrictive covenants in that indenture.
      On May 9, 2005, the Company terminated its right to deliver shares of its common stock upon conversion of notes by holders of the 3.25% Convertible Senior Subordinated Notes due 2024, the 2.50% Convertible Senior Notes due 2023 and the Floating Rate Convertible Senior Debentures due 2033, in each case, in respect of the principal amount of the notes converted. As a result, the Company will be required to deliver cash to holders upon conversion, except to the extent that the conversion obligation exceeds the principal amount of notes converted, in which case the Company will have the option to satisfy the excess (and only the excess) in cash and/or shares of common stock. On the same date, the Company also terminated its right to deliver shares of its common stock to satisfy put obligations in respect of the 3.25% Convertible Senior Subordinated Notes due 2024 and the 2.50% Convertible Senior Notes due 2023. As a result, the Company will be required to deliver cash to holders of such notes upon exercise of their put right.
      On May 9, 2005, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission to allow the Company to issue, in one or more offerings, up to $1.0 billion aggregate amount of equity or debt securities. This shelf registration statement replaces the Company’s previous shelf registration statement that had a remaining capacity of approximately $150 million of securities. The Company will not be able to issue any securities under the registration statement until it has been declared effective by the Securities and Exchange Commission.
      On June 28, 2005, the Company commenced a cash tender offer for all $300 million principal amount of its outstanding 8% Senior Subordinated Notes due 2013. The tender offer is scheduled to expire on July 27, 2005, unless otherwise extended. The Company intends to fund the tender through the issuance of $500 million of 6 1/8% Senior Subordinated Notes. The Company is also seeking consents to amend the indenture governing any notes that remain outstanding to eliminate restrictive covenants on that indenture.